UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )
Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
LKQ CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

March 20, 2023

Dear Fellow Stockholder:

You are cordially invited to participate in the Annual Meeting of Stockholders of LKQ Corporation to be held on May 9, 2023 at 1:30 p.m. Central Time. This year's Annual Meeting will be conducted exclusively online in a virtual meeting format, allowing stockholders to listen, vote and submit questions conveniently from their own home or remote location.

This Notice of Annual Meeting and Proxy Statement describe the business to be transacted at the meeting and provide other information concerning LKQ that you should be aware of when you vote your shares.

The principal business of the Annual Meeting will be to elect directors, to ratify the appointment of our independent registered public accounting firm, to hold an advisory vote on executive compensation and to hold an advisory vote on the frequency of holding an advisory vote on executive compensation. We also plan to review the status of the Company’s business at the meeting and answer any questions you may have.

It is important that your shares are represented at the Annual Meeting whether or not you plan to attend. To ensure that you will be represented, we ask that you vote your shares as soon as possible.

On behalf of the Board of Directors and management, we would like to express our appreciation for your investment in LKQ Corporation.

Sincerely,

/s/ GUHAN SUBRAMANIAN	/s/ DOMINICK ZARCONE	/s/ RICK GALLOWAY
Guhan Subramanian	Dominick Zarcone	Rick Galloway
Chairman of the Board	President and Chief Executive Officer	Senior Vice President and Chief Financial Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 9, 2023

Notice is hereby given that the 2023 Annual Meeting of the Stockholders of LKQ Corporation will be held in a virtual-only format, solely by means of remote communication, on May 9, 2023 at 1:30 p.m., Central Time. Stockholders may attend and participate in the 2023 Annual Meeting by logging in at www.virtualshareholdermeeting.com/LKQ2023. The purpose of our 2023 Annual Meeting is to:
1.Elect nine directors for the ensuing year;
2.Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2023;
3.Hold an advisory vote on named executive officer compensation;
4.Hold an advisory vote on the frequency of holding an advisory vote on named executive officer compensation; and
5.Transact such other business as may be properly brought before the 2023 Annual Meeting or any adjournment or postponement of the 2023 Annual Meeting.

We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to stockholders over the internet. We believe that this e-proxy process lowers our costs and reduces the environmental impact of our Annual Meeting. On or about March 20, 2023, we began mailing to stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials and how to vote online. Certain other stockholders have elected to receive the proxy materials by mail.

You can vote at the 2023 Annual Meeting virtually during the meeting or by proxy if you were a stockholder of record on March 13, 2023. Whether or not you plan to participate, please review our proxy materials and submit your vote by proxy. Instructions for voting are included in this Proxy Statement and in the Notice of Internet Availability of Proxy Materials. You may revoke your proxy at any time prior to its use at the 2023 Annual Meeting.

By Order of the Board of Directors

/s/ MATTHEW MCKAY
Matthew McKay
Senior Vice President - General Counsel and Corporate Secretary
March 20, 2023

YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.

LKQ CORPORATION
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 9, 2023
i

ii

INTRODUCTION

We have sent you this Proxy Statement because our Board of Directors is soliciting your proxy to vote your shares of the common stock of LKQ Corporation at our upcoming annual meeting of stockholders for 2023 (the “2023 Annual Meeting”). In this Proxy Statement, the words “LKQ,” “Company,” “we,” “our,” “ours,” and “us” refer to LKQ Corporation and its subsidiaries.

In accordance with rules promulgated by the Securities and Exchange Commission (the “SEC”), the information below included under the captions “Report of the Audit Committee” and “Compensation and Human Capital Committee Report” will not be deemed to be filed or to be proxy soliciting material or incorporated by reference in any prior or future filings by us under the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”).

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Important Notice of Internet Availability of Proxy Materials for the Stockholder Meeting to be Held on Tuesday, May 9, 2023

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “2022 Annual Report”) and this Proxy Statement are available at: https://materials.proxyvote.com/501889.

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to the owners of our stock. All stockholders have the ability to access our proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a printed set of our proxy materials. Instructions on how to access our proxy materials over the internet or to request a printed copy of our proxy materials may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form on an ongoing basis. We believe this process should expedite your receipt of our proxy materials and reduce the environmental impact of the 2023 Annual Meeting. We are mailing the Notice of Internet Availability of Proxy Materials to our stockholders on or about March 20, 2023.

Access to the Audio Webcast of the 2023 Annual Meeting

The live audio webcast of the 2023 Annual Meeting will begin promptly on Tuesday, May 9, 2023, at 1:30 p.m., Central Time. Online access to the audio webcast will open 10 minutes prior to the start of the 2023 Annual Meeting to allow time for you to log-in and test your device's audio system. We encourage you to access the meeting in advance of the designated start time.

To be admitted to the virtual 2023 Annual Meeting, you will need to log-in to www.virtualshareholdermeeting.com/LKQ2023 using the 16-digit control number that is included in the Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form mailed or made available to stockholders entitled to vote at the 2023 Annual Meeting.

Beginning 10 minutes prior to, and during, the 2023 Annual Meeting, we will have support available to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting. If you encounter any difficulty accessing, or during, the virtual meeting, please call the support team at 1.800.586.1548 (toll-free in the United States) or +1.303.562.9288 (for international participants).

Purpose of the Meeting

The purpose of the 2023 Annual Meeting is to vote on the following:
1.    The election of nine directors, each to serve for a term of one year (or until his or her successor is duly elected and qualified);
2.    The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023;
3.    The approval, on an advisory basis, of named executive officer compensation;
4.    The approval, on an advisory basis, of the frequency of holding an advisory vote on named executive officer compensation; and
5.    The transaction of any other business properly brought before the 2023 Annual Meeting or any adjournment or postponement of the 2023 Annual Meeting.

Who Can Vote

Stockholders of record at the close of business on March 13, 2023, the record date, will be entitled to notice of and to vote at the 2023 Annual Meeting or any adjournment or postponement of the meeting. As of March 10, 2023 (the latest practicable date prior to mailing), there were 267,289,697 shares of our common stock outstanding. Each share of our common stock is entitled to one vote on each matter to be voted on at the meeting.

Beginning 10 minutes prior to, and during, the 2023 Annual Meeting, the list of our stockholders of record will be available for viewing by stockholders for any purpose germane to the meeting at www.virtualshareholdermeeting.com/LKQ2023. In addition, information on how to obtain access to the list of stockholders of record entitled to vote at the 2023 Annual Meeting for any purpose germane to the meeting will be available during the ten days preceding the 2023 Annual Meeting by following the instructions on our website at https://investor.lkqcorp.com under the heading “Stockholder Meeting.” Stockholders submitting any such request will be asked to include the 16-digit control number found on the proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials previously mailed or made available to stockholders entitled to vote at the 2023 Annual Meeting.

How You Can Vote

You may vote before the meeting in one of the following three ways:

By Internet

Go to www.proxyvote.com 24 hours a day, 7 days a week, and follow the instructions. You will need the 16-digit control number that is included in the Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form that is sent to you. The internet voting system allows you to confirm that the system has properly recorded your votes. This method of voting will be available up until 11:59 p.m. EDT on May 8, 2023.

By Telephone

Call toll-free 1-800-690-6903, 24 hours a day, 7 days a week, and follow the instructions. You will need the 16-digit control number that is included in the Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form that is sent to you. As with internet voting, you will be able to confirm that the system has properly recorded your votes. This method of voting will be available up until 11:59 p.m. EDT on May 8, 2023.

By Mail

If you are a stockholder of record and you elect to receive your proxy materials by mail, you can vote by marking, dating and signing your proxy card exactly as your name appears on the card and returning it by mail in the postage-paid envelope that will be provided to you. If you hold your shares in street name and you elect to receive your proxy materials by mail, you can vote by completing and mailing the voting instruction form that will be provided by your bank, broker or other nominee. You should mail the proxy card or voting instruction form in plenty of time to allow delivery prior to the meeting. Do not mail the proxy card or voting instruction form if you are voting over the internet or by telephone.

If you vote before the 2023 Annual Meeting, the named proxies will vote your shares as you direct. If you send in your properly executed proxy card or voting instruction form or use internet voting but do not specify how you want to vote your shares, the proxies will vote your shares in accordance with how the Board of Directors recommends that you vote as set forth below under “How the Board Recommends that You Vote.”

You may vote during the meeting by participating in the meeting at www.virtualshareholdermeeting.com/LKQ2023. Instructions for voting during the meeting will be on the website.

How the Board Recommends that You Vote

The Board of Directors unanimously recommends that you vote:
•FOR all of the nominees for election to the Board of Directors in Proposal No. 1 - Election of our Board of Directors;
•FOR Proposal No. 2 - Ratification of appointment of our independent registered public accounting firm;
•FOR Proposal No. 3 - Approval, on an advisory basis, of the compensation of our named executive officers; and
•FOR the option “Every Year” in Proposal No. 4, on an advisory basis, as the frequency of the advisory vote on named executive officer compensation.

How You May Revoke or Change Your Vote

If you are a stockholder whose shares are registered in your name, you may revoke your proxy at any time before it is voted by one of the following methods:
•Submitting another proper proxy with a more recent date than that of the proxy first given by following the internet or telephone voting instructions or completing, signing, dating and returning a proxy card;
•Sending written notice of revocation to our Corporate Secretary; or
•Attending the 2023 Annual Meeting and voting by ballot.

If you hold your shares through a broker, bank or other nominee, you may revoke your proxy by following instructions the broker, bank or other nominee provides.

Quorum Requirement

The presence at the 2023 Annual Meeting, virtually or represented by proxy, of a majority of the outstanding shares of our common stock as of the record date will constitute a quorum for the transaction of business at the 2023 Annual Meeting. Shares represented by “broker non-votes” and by proxies marked “abstain” are counted in determining whether a quorum is present for the transaction of business at the 2023 Annual Meeting. A “broker non-vote” is a proxy submitted by a broker that does not indicate a vote for some or all of the proposals because the broker does not have discretionary voting authority on certain types of proposals and has not received instructions from its client as to how to vote on a particular proposal.

Vote Required

For Proposal No. 1 - Election of our Board of Directors, you may vote “for,” “against” or “abstain” with respect to the election of each director. In an uncontested election, each director will be elected by a vote of the majority of the votes cast. A majority of votes cast means the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director. We will not treat as a vote cast any share that is otherwise present at the meeting (a) for which there is an abstention, or (b) as to which a stockholder gives no authority or direction. In a contested election, the directors will be elected by a plurality of the votes cast, meaning the nine directors receiving the largest number of “for” votes will be elected. A contested election is one in which the number of nominees exceeds the number of directors to be elected.

In an uncontested election, a nominee who does not receive a majority vote will not be elected. If a nominee for director is not elected and the nominee is an incumbent director, the director must tender his or her resignation to the Board of Directors, subject to acceptance by the Board of Directors. Normally, the Governance/Nominating Committee will make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation or whether other action should be taken. The Board of Directors will act on the tendered resignation, taking into account the Governance/Nominating Committee’s recommendation, and publicly disclose its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The Governance/Nominating Committee in making its recommendation and the Board of Directors in making its decision may each consider any factors or other information that they consider appropriate and relevant. The director who tenders their resignation will not participate in the recommendation of the Governance/Nominating Committee or the decision of the Board of Directors with respect to their resignation.

The Board of Directors may decrease the size of the Board or may fill any vacancy resulting from the non-election of a director as provided in our Bylaws. Additional details about this process are specified in our Bylaws, which are included in the Company's filings on the SEC website at www.sec.gov.

For Proposals No. 2 and 3, you may vote “for,” “against” or “abstain” with respect to each proposal. Each proposal will be decided by the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the 2023 Annual Meeting. Proposal No. 3 is an advisory vote only. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders other than elections of directors. Thus, an abstention from voting on a matter has the same legal effect as a vote against that matter. Broker non-votes are counted as present, but are deemed not entitled to vote on proposals for which brokers do not have discretionary authority and, therefore, have no effect, other than to reduce the number of affirmative votes needed to approve a proposal.

For Proposal No. 4 – Advisory Vote on the Frequency of Holding an Advisory Vote on Named Executive Officer Compensation, you may vote for a frequency of “Every Year,” “Every Two Years” or “Every Three Years” or you may abstain from voting. Proposal 4 will be decided by the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the 2023 Annual Meeting. Thus, an abstention from voting on Proposal No. 4 has the same legal effect as a vote against the three frequency options. Broker non-votes are counted as present, but are deemed not entitled to vote on proposals for which brokers do not have discretionary authority and, therefore, have no effect, other than to reduce the number of affirmative votes needed to approve one of the three frequency options. In the event that none of the three frequency options receives the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the 2023 Annual Meeting, the option of “Every Year,” “Every Two Years” or “Every Three Years” that receives the highest number of affirmative votes cast will be the frequency for the advisory vote on named executive officer compensation that we will deem to have been selected by the stockholders.

We have appointed a representative of Broadridge Financial Solutions as our independent inspector of election. The representative will determine whether a quorum is present and will tabulate all votes cast at our 2023 Annual Meeting.

Discretionary Voting and Adjournments

We currently are not aware of any business to be acted upon at the 2023 Annual Meeting other than that described in this Proxy Statement. If, however, other matters properly are brought before the 2023 Annual Meeting, or any adjournment or postponement of the 2023 Annual Meeting occurs, your proxy includes discretionary authority on the part of the individuals appointed to vote your common stock or act on those matters according to their best judgment, including to adjourn the 2023 Annual Meeting.

The 2023 Annual Meeting may be adjourned for the purpose of, among other things, soliciting additional proxies. The meeting may be adjourned from time to time by approval of the holders of common stock representing a majority of the votes present in person or by proxy at the 2023 Annual Meeting, whether or not a quorum exists, without further notice other than by an announcement made at the 2023 Annual Meeting. We currently do not intend to seek an adjournment of the 2023 Annual Meeting.

Submitting Questions at the Annual Meeting; Rules of Conduct

Beginning 10 minutes prior to, and during, the 2023 Annual Meeting, you can view our Agenda and the Rules of Conduct for the 2023 Annual Meeting, and submit questions, at www.virtualshareholdermeeting.com/LKQ2023. The Rules of Conduct will also be available during the 2023 Annual Meeting at https://investor.lkqcorp.com under the heading “Stockholder Meeting.”

After the business portion of the 2023 Annual Meeting concludes and the meeting is adjourned, we will hold a question and answer session during which we intend to answer questions submitted during the meeting that are pertinent to the Company and the items being brought before the stockholder vote at the 2023 Annual Meeting, as time permits and in accordance with our Rules of Conduct for the 2023 Annual Meeting. Questions and answers will be grouped by topic and substantially similar questions will be answered only once. To promote fairness and efficient use of the Company’s resources, we will respond to no more than two questions from any single stockholder.

Replay

A webcast playback of the 2023 Annual Meeting will be available to the public at www.virtualshareholdermeeting.com/LKQ2023 within approximately 24 hours after the completion of the meeting.

PROPOSAL NO. 1

ELECTION OF OUR BOARD OF DIRECTORS

Governance Highlights

Board Evaluations	Our Board regularly evaluates individual board member performance and overall board and committee performance and practices and takes action to enhance and strengthen board functioning.
Board Leadership
To support effective board oversight, we have different persons in the roles of Chairman of the Board and Chief Executive Officer, and we have independent committee chairs and independent committees. The Company plans to continue to utilize this board oversight structure through the date of our Annual Meeting of Stockholders on May 9, 2023. The Board has determined that, following our 2023 Annual Meeting, we will have different persons in the roles of Chairman of the Board (with such Chairman being independent) and Chief Executive Officer, and we will continue to have independent committee chairs and independent committees.

Risk Oversight and Financial Reporting	Our Board seeks to provide robust oversight of current and potential risks facing our Company and its business and to demonstrate strong financial reporting practices.
Board Independence	Seven of our nine board nominees are independent; the Audit Committee, Compensation and Human Capital Committee and Governance/Nominating Committee consist entirely of independent directors.
Stock Ownership Guidelines	We have stock ownership guidelines for our directors and executive officers to further align their interests with those of our stockholders.
No Pledging or Hedging of Company Securities	Under our insider trading policy, our directors and executive officers are prohibited from pledging or hedging our Company’s securities.
Board Refreshment and Board Quality	Our Board is committed to practices that create an effective mix of useful expertise and fresh perspectives, including the thoughtful refreshment of the Board when appropriate. The Board has added six new directors, including two women, since August 2018. Our Board also considers whether our public disclosures effectively convey the strength and quality of our Board and board practices. We also provide strong new director orientation programs and on-going director education and tutorials and encourage our directors to attend continuing education programs.
Annual Director Elections	All directors are elected annually for one-year terms.
Majority Voting for Director Elections	Our Bylaws provide for a majority voting standard in uncontested elections, and further require that a director who fails to receive a majority vote must tender his or her resignation to the Board.
Proxy Access	We have implemented proxy access, which permits an eligible stockholder to nominate and include in our proxy materials director nominees (subject to the requirements specified in our Bylaws).

Introduction -- An Overview of LKQ's Mission and How our Board Composition Is Aligned with our Strategy

Our mission is to be the leading global value-added and sustainable distributor of vehicle parts and accessories by offering our customers the most comprehensive, available and cost-effective selection of part and services solutions while building strong partnerships with our employees and the communities in which we operate. Achieving our mission requires superior performance across numerous specialties. LKQ currently has operations in North America, Europe and Taiwan and regularly considers appropriate expansion strategies. We have attempted to include nominees to our Board of Directors that have the relevant experiences, qualifications, attributes and skills to help support our mission. The following matrix provides information regarding the experiences, qualifications, attributes and skills of our nominees. The matrix does not encompass all of the experiences, qualifications, attributes and skills of our nominees, and the fact that a particular experience, qualification, attribute or skill is not listed does not mean that a nominee does not possess it. In addition, the absence of a particular experience, qualification, attribute or skill with respect to any of our nominees does not mean the nominee in question would be unable to contribute to the decision-making process in that area. We believe that our nominees' diverse experiences, qualifications, attributes and skills will enhance the quality and effectiveness of the deliberations and decision-making by our Board.

LKQ Board of Directors (in reverse order of tenure)	Xavier Urbain	Patrick Berard	Meg Divitto	John Mendel	Jody Miller	Dominick Zarcone (CEO)	Guhan Subramanian	Blythe McGarvie	Joseph Holsten
Governance Criteria
Independent Director	✓	✓	✓	✓	✓		✓	✓
Experiential Criteria
Executive Leadership	✓	✓	✓	✓	✓	✓		✓	✓
Automotive Industry			✓	✓	✓	✓			✓
Digital Technology		✓	✓		✓			✓
Operations	✓	✓	✓	✓	✓	✓		✓	✓
Treasury/Capital Allocation/Corporate Development	✓	✓	✓		✓	✓		✓	✓
Finance/Accounting/Auditing	✓					✓	✓	✓	✓
Government Relations/Regulatory			✓	✓	✓		✓		✓
Human Capital Management/Compensation	✓	✓	✓	✓	✓	✓			✓
Corporate Governance	✓	✓			✓		✓	✓	✓
International Experience	✓	✓	✓	✓		✓		✓	✓
Supply Chain/Logistics	✓	✓		✓					✓
Risk Assessment and Management	✓	✓	✓			✓		✓
Investor Relations	✓	✓		✓		✓	✓	✓	✓
Other Information
Other Current Public Company Boards	0	1	0	1	1	1	0	2	1
Age	66	69	51	68	65	64	52	66	70
Tenure (years)	3.3	3.5	4.6	4.6	4.6	5.8	10.2	11.1	19.5 (1)
Born Outside of the United States	✓	✓					✓
(1) Reflects service since our initial public offering in October 2003.

Board Diversity Matrix (as of March 20, 2023)

The following chart summarizes certain self-identified personal characteristics of our directors as of March 20, 2023, in accordance with Nasdaq listing Rule 5605(f). Each term used in the chart has the definition provided in the rule and related instructions.

Total Number of Directors: 11(1)

Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	3	8	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	1	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	3	7	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—		—	—
Did Not Disclose Demographic Background	—		—	—
(1) Chart includes Mr. Hanser and Mr. Welch; however, they have elected not to stand for re-election at the 2023 Annual Meeting.

Board Diversity Matrix (as of March 21, 2022)

The following chart summarizes certain self-identified personal characteristics of our directors as of March 21, 2022, in accordance with Nasdaq listing Rule 5605(f). Each term used in the chart has the definition provided in the rule and related instructions.

Total Number of Directors: 11

Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	3	8	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	1	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	3	7	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—		—	—
Did Not Disclose Demographic Background	—		—	—

Nominees

Nine directors are to be elected at the 2023 Annual Meeting. We have designated the persons named below as nominees for election as directors. If elected, they will serve for a term expiring at our annual meeting of stockholders in 2024 or until their successors are elected and qualified or until their earlier death, resignation, disqualification or removal. All of the nominees are serving as directors as of the date of this Proxy Statement. Unless you otherwise instruct us, your properly executed proxy that is returned in a timely manner will be voted for election of these nine nominees. If, however, any of these nominees should be unable or should fail to act as a nominee because of an unexpected occurrence, your proxy will be voted for such other person as the holders of your proxy, acting in their discretion, may determine. In the alternative, the Board of Directors may reduce the number of directors to be elected.

In connection with the Company’s previously scheduled March 5, 2023 Governance/Nominating Committee meeting, each of Mr. Hanser and Mr. Welch informed the Company of their respective intentions not to stand for re-election at the 2023 Annual Meeting. Each will continue to serve as a director and on each of the committees on which he sits until May 9, 2023.

Biographical information concerning our nine nominees is presented below.

Patrick Berard

Background and Prior Experience: In February 2023, Mr. Berard joined the board of directors of thyssenkrupp AG, a publicly traded German industrial engineering and steel production multinational conglomerate. Mr. Berard was the Chief Executive Officer and Director from July 2016 through August 2021 of Rexel Group, a Paris-based worldwide company in the professional multichannel distribution of electrical products and services for the energy world. He joined Rexel in 2003 as Senior Vice President of Rexel France, becoming Senior Vice President for Southern Europe (France, Italy, Spain and Portugal) in 2007, and then assuming additional responsibility for Belgium and Luxembourg in 2013. He was appointed Senior Vice President Europe in 2015. Before joining Rexel, Mr. Berard held a variety of leadership positions for European businesses including CEO of Pinault Bois & Matériaux (a distributor of building materials) from 2002 to 2003, Chief Operating Officer at Antalis (a distributor of paper and packaging solutions) from 1999 to 2001, Group Vice-President of Europe and a member of the Executive Committee of Kodak Polychrome Graphics (a manufacturer of graphic arts printing equipment) from 1988 to 1999, Strategic Development Director for Industry and Engineering at Thomson SARL in 1987, and seven years as a consultant with McKinsey & Company. Mr. Berard holds a PhD in economics from the University of Grenoble.

Key Skillset: The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Berard should serve as a director of LKQ include his leadership skills and operational experience most recently through his Chief Executive Officer position at Rexel Group. The Board and LKQ expect to continue to benefit in particular from his deep knowledge of the distribution industry and his experience leading global companies with an emphasis on operations in Europe. Through his leadership positions, Mr. Berard has also gained relevant experience in the areas of digital technology, mergers and acquisitions, corporate governance and investor relations.

Meg A. Divitto

Background and Prior Experience: Ms. Divitto co-founded The Mobility Collaboration Corp. in 2020, which focuses on the mobility of the person, the future of mobility and the accompanying business models. Since May 2013, she also has been the principal of Divitto Design Group, a consulting company that serves start-ups and start-overs and engages in design thinking in the Internet of Things (IoT). Prior thereto, she worked for IBM Corporation in a variety of roles, including most recently as Vice President, IoT Future Solutions and Technologies (including responsibility for the IBM connected vehicle program) from September 2002 until she retired in May 2015. Ms. Divitto also held executive and engineering positions with Delphi Product & Service Solutions from February 2002 to September 2002 as a Product Executive in the aftermarket sector; with Motorola Solutions, Inc. from June 1994 to February 2002 in a variety of roles culminating as Product Director with a focus on telematics; and with General Motors as a System Engineer from June 1989 to June 1994. Ms. Divitto received a B.S. in Electrical Engineering from the General Motors Engineering and Management Institute and an M.A. in Engineering Management from the University of Michigan.

Key Skillset: The specific experience, qualifications, attributes, and skills that led to the conclusion that Ms. Divitto should serve as a director of LKQ include her extensive experience in the automotive industry, in particular relating to connected car technology. In her various roles, she also has been responsible for other areas relevant to LKQ’s business, including operations, digital technology and product development. In addition, Ms. Divitto has been involved in oversight of foreign operations, which is valuable to the Board of Directors in its efforts to manage LKQ’s global footprint.

Joseph M. Holsten

Background and Prior Experience: Mr. Holsten served as our Chairman of the Board from November 2011 to May 2022, was appointed Executive Chairman in March 2017, and became Chair Emeritus in May 2022. Mr. Holsten joined us in November 1998 as our President and Chief Executive Officer. He was elected to our Board of Directors in February 1999. In November 2010, Mr. Holsten was appointed as Vice Chairman of our Board of Directors. In January 2011, his officer position changed to Co-Chief Executive Officer as part of his transition to retirement. He retired from his officer position in January 2012. Prior to joining us, Mr. Holsten held various positions of increasing responsibility with the North American and International operations of Waste Management, Inc. for approximately 17 years. From February 1997 until July 1998, Mr. Holsten served as Executive Vice President and Chief Operating Officer of Waste Management, Inc. From July 1995 until February 1997, he served as Chief Executive Officer of Waste Management International, plc where his responsibility was to streamline operating activities. Prior to working for Waste Management, Mr. Holsten was a staff auditor at a public accounting firm. Mr. Holsten previously served as a member of the Board of Directors of Covanta Holding Corporation, a company in the energy-from-waste, profiled waste and ferrous metals business, and served on Covanta's Finance Committee and chaired its Supply Chain and Public Policy Committee. Covanta delisted by way of sale to EQT Infrastructure in November 2021. In January 2017, he was elected to the Board of Directors of MEKO AB, an automotive spare parts chain in the Nordic region, of which we own approximately 26.6%. Mr. Holsten serves on the MEKO audit committee.

Key Skillset: The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Holsten should serve as a director of LKQ include primarily his unparalleled knowledge of our business and our industry. Mr. Holsten has been with us almost since our inception and from that time has become intimately familiar with all aspects of our business, including in particular operational and financial matters as well as mergers and acquisitions in domestic and international markets. His knowledge and experience provide a critical component for the proper functioning of our Board. Mr. Holsten also brings to our Board his significant operational experience from his key positions at Waste Management. He also contributes financial accounting skills to our Board through his qualification as a Certified Public Accountant, his attainment of an MBA in finance and accounting, and his prior work at a public accounting firm.

Blythe J. McGarvie

Background and Prior Experience: Since early 2020, Ms. McGarvie has been writing for the online journal of the National Association of Corporate Directors and providing webinars regarding corporate governance topics. She was a member of the faculty of Harvard Business School teaching in the accounting and management unit from 2012 until 2014. Prior to joining the Harvard Business School faculty, Ms. McGarvie served for ten years as Chief Executive Officer and founder of Leadership for International Finance, a global consulting firm specializing in leadership seminars for corporate and academic groups. During this period, she co-founded and served as Senior Fellow for Northwestern University’s Kellogg Innovation Network and was a visiting leader at the Shanghai-based China Europe International Business School. Prior to 2003, Ms. McGarvie was Chief Financial Officer for BIC Group, a publicly-traded consumer goods company with operations in 36 countries, based in Paris, France. Prior to moving to Paris, Ms. McGarvie was Chief Financial Officer for Hannaford Bros. Co, a Fortune 500 retailing company, between 1994 and 1999. She is a member of the board of directors, and the chair of the financial policy committee, of Sonoco Products Company, a manufacturer of industrial and consumer packaging products; a member of the board of directors, and chair of the nominating and corporate governance committee, of Apple Hospitality REIT, a real estate management trust; and a member of the board of directors, and the chair of the finance committee, of privately held Wawa, Inc., a chain of convenience stores and gas stations located along the East Coast of the United States. Ms. McGarvie also served on the board of directors of Viacom Inc., a global entertainment content company, including as chairperson of the Viacom audit committee, until 2017, and was a member of the board of directors of Accenture plc, a global management consulting, technology services and outsourcing company, until 2017. Ms. McGarvie is a Certified Public Accountant and earned an MBA from Northwestern University’s J.L. Kellogg Graduate School of Management.

Key Skillset: The specific experience, qualifications, attributes or skills that led to the conclusion that Ms. McGarvie should serve as a director of LKQ include her significant experience in the fields of finance and accounting and her international experience. In addition, she has served on publicly-traded companies as a board member since 2001 and has considerable experience with corporate governance matters. Ms. McGarvie’s MBA with a concentration in accounting and marketing, her status as a Certified Public Accountant and her business experience as a Chief Financial Officer qualify her as an audit committee financial expert. Ms. McGarvie also has technology experience through her participation in Accenture’s digital technology transformation and her development of the global technology strategy for BIC Group while serving as its Chief Financial Officer.

John W. Mendel

Background and Prior Experience: Mr. Mendel was the Executive Vice President, Automotive Division, of American Honda Motor Company from November 2004 until his retirement in April 2017, where he was responsible for Automotive business sales, marketing, product development, public relations, vehicle planning, logistics and distribution. Prior to Honda, he worked for Ford Motor Company from July 1976 to November 2004, including in a variety of roles related to field operations and commercial marketing across the Ford, Lincoln and Mercury brands, before serving as Chief Operating Officer of Mazda America from 2001 to 2004. Mr. Mendel is a member of the board of directors of TrueCar, Inc., an operator of a digital automotive marketplace. He received a B.A. in business and economics from Austin College and an M.B.A. from Duke University.

Key Skillset: The specific experience, qualifications, attributes, and skills that led to the conclusion that Mr. Mendel should serve as a director of LKQ include his career in the automotive industry with significant experience in areas directly relevant to LKQ, including operations, sales, marketing, service, product planning and distribution. His relevant experience also includes strategy work relating to automotive technology, government relations, and executive compensation and planning. Mr. Mendel had significant exposure to the international markets, which provides insights for LKQ’s foreign operations. He also has previous and current public company board experience.

Jody G. Miller

Background and Prior Experience: Until 2023, Ms. Miller served as Chairwoman and Chief Executive Officer of the Business Talent Group, a global marketplace for top independent professionals doing project-based work, which she founded in 2007. Business Talent Group was acquired by Heidrick & Struggles in April 2021 and operates as a wholly-owned subsidiary. Ms. Miller is currently serving as a Senior Advisor to Business Talent Group and Heidrick & Struggles. From 2000 through 2007, Ms. Miller was a venture partner with Maveron LLC, a Seattle-based venture capital firm. From 1995 to 1999, Ms. Miller held various positions at Americast, a digital video and interactive services joint venture formed with the Walt Disney Company, including as Acting President and Chief Operating Officer. From 1993 to 1995, she served in the White House as Special Assistant to the President during the Clinton Administration; from 1990 to 1992, she was a White House Fellow at the Department of the Treasury; and from 1986 to 1987, she was the chief legal advisor to Governor Richard Riley in South Carolina. Since April 2020, Ms. Miller has served on the board of directors of Howmet Aerospace, Inc., a global provider of advanced engineering solutions for the aerospace and transportation industries. Ms. Miller was a member of the board of directors of Capella Education Company, a provider of online education programs, from 2001 until its merger in August 2018 with Strayer Education, Inc. She also served on the board of directors of TRW, a global supplier of automotive systems and components to OEMs, from 2005 until its sale in 2015. She also served on the boards of the Drucker Institute and Peer Health Exchange until 2023. Ms. Miller earned a B.A. from the University of Michigan and a J.D. from the University of Virginia.

Key Skillset: The specific experience, qualifications, attributes, and skills that led to the conclusion that Ms. Miller should serve as a director of LKQ include her executive officer positions and her service on the board of a company with significant interests in the automotive space. Her executive experience brings insights to LKQ regarding operations, digital technology, corporate development, capital allocation and human resource management. Ms. Miller also can provide guidance regarding LKQ’s government affairs matters as a result of her public sector experience in the White House, the Department of the Treasury and as chief legal advisor to the Governor of South Carolina. In addition, she brings corporate governance insights with her service on public company governance committees.

Guhan Subramanian

Background and Prior Experience: Mr. Subramanian has served as Chairman of the Board of Directors of LKQ Corporation since May 2022. Mr. Subramanian is currently the Joseph Flom Professor of Law and Business at the Harvard Law School and the H. Douglas Weaver Professor of Business Law at the Harvard Business School. He is the first person in the history of Harvard University to hold tenured appointments at both the Harvard Law School and the Harvard Business School. At the Harvard Law School, he teaches courses in negotiations and corporate law. At the Harvard Business School, he teaches in several executive education programs, including Strategic Negotiations, Changing the Game, and Making Corporate Boards More Effective. He is the faculty chair for the JD/MBA program at Harvard University, the Harvard Program of Negotiation and the Mergers & Acquisitions executive education course at Harvard Business School. Prior to joining the Harvard faculty in September 1999, Mr. Subramanian spent three years at McKinsey & Company as a consultant in their New York, Boston, and Washington, D.C. offices.

Key Skillset: The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Subramanian should serve as a director of LKQ include his extensive knowledge of corporate law, corporate governance and business negotiations. His positions at Harvard Law School and Harvard Business School provide Mr. Subramanian with continuous exposure and insight into the key issues and developments affecting boards of directors and the businesses they oversee. In addition, his role as an instructor in executive education programs allows Mr. Subramanian to exchange ideas and gain knowledge from numerous prominent business leaders.

Xavier Urbain

Background and Prior Experience: Mr. Urbain was the Group Chief Executive Officer from January 2014 to May 2019 of Switzerland-based CEVA Logistics, a leading supply chain company that provides end-to-end design, implementation and operational solutions in freight and transportation management, contract logistics and distribution. Prior to CEVA Logistics, Mr. Urbain held leadership positions in the global third party logistics industry, as a member of the Executive Board of Switzerland based Kuehne & Nagel, as a member of the Executive Board and the Board of Directors of UK-based Hays PLC and as CEO of Hays Logistics, and as Chief Executive Officer of ACR. He has also served as Chairman of the Board of Socotec and Chairman of the Board of Caldic B.V.

Key Skillset: The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Urbain should serve as a director of LKQ include his extensive experience in supply chain management and logistics, including in the automotive industry, during his tenure at CEVA Logistics. Mr. Urbain has worked for international companies and his career has been based in Europe, which we believe has provided and will continue to provide valuable insights in connection with LKQ’s European and other non-U.S. businesses.  He also brings to LKQ executive leadership skills including operations, investor relations, human resources and corporate governance.

Dominick Zarcone

Background and Prior Experience: Mr. Zarcone became our President and Chief Executive Officer in May 2017. He was our Executive Vice President and Chief Financial Officer from March 2015 to May 2017. Prior to joining our Company, he was the Managing Director and the Chief Financial Officer of Baird Financial Group, a capital markets and wealth management company, and certain of its affiliates from April 2011 to March 2015. He also served from April 2011 to March 2015 as Treasurer of Baird Funds, Inc., a family of fixed income and equity mutual funds managed by Robert W. Baird & Co. Incorporated, a registered broker/dealer. From February 1995 to April 2011, Mr. Zarcone was a Managing Director and Chief Operating Officer of the Investment Banking department of Robert W. Baird & Co. Incorporated. From February 1986 to February 1995, he was with the investment banking company Kidder, Peabody & Co., Incorporated, most recently as Senior Vice President of Investment Banking. Mr. Zarcone is a member of the Board of Directors of Generac Power Systems, Inc., a designer and manufacturer of power generation equipment and engine-powered products.

Key Skillset: The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Zarcone should serve as a director of LKQ include the experience Mr. Zarcone gained serving as our President and Chief Executive Officer since June 2017 and our Chief Financial Officer from March 2015 through May 2017, the financial and operating experience he acquired at Robert W. Baird, including as a Chief Financial Officer and Chief Operating Officer -- Investment Banking, and his extensive involvement in various financing and acquisition transactions by LKQ during his tenure at Baird.

We recommend that you vote “FOR” the election of each of the nominees for director.

Nominating Process

The Governance/Nominating Committee will consider recommendations for nominees for directorships submitted by stockholders and will apply the same evaluation to such recommendations submitted by stockholders as to recommendations submitted by any other person or entity. The Governance/Nominating Committee operates under a written charter, which is available on our corporate website at www.lkqcorp.com. The charter includes a statement of the competencies and personal attributes of nominees to the Board of Directors to be used as a guideline in connection with their evaluation.

In the broader context of the needs of the Board and how our Company, industry and business strategies evolve over time, some of the competencies and personal attributes that the Governance/Nominating Committee considers include a nominee’s experience, general judgment and knowledge, grasp of the Company’s business, understanding of the function of the Board to represent stockholders’ interests, willingness to devote adequate time to board duties, ability to effectively communicate, and demonstration of vision and leadership. The Governance/Nominating Committee charter also includes contributing to the diversity of the Board and ability to enhance the Board as a whole on the list of competencies and personal attributes that are considered when evaluating a board candidate. In conducting this assessment, the Governance/Nominating Committee typically considers diversity, including gender, racial and ethnic diversity, age, skills, experience, including scientific, business, financial and academic backgrounds, and such other factors as it deems appropriate. In identifying nominees for director, the Governance/Nominating Committee seeks persons with diverse and complementary (as opposed to overlapping) competencies and attributes.

Stockholders who wish the Governance/Nominating Committee to consider their recommendations for nominees for the position of director should submit their recommendations in writing to the Governance/Nominating Committee in care of the Corporate Secretary of the Company at the Company’s principal executive offices, as described in the section below entitled “Other Information -- Submitting Your Proposals for the 2024 Annual Meeting.”

See “Introduction -- An Overview of LKQ’s Mission and How our Board Composition Is Aligned with our Strategy” above and “Corporate Governance -- Succession and Refreshment” below for more discussion of these matters.

CORPORATE GOVERNANCE

LKQ is committed to high standards of corporate governance and business practices. We seek to be transparent with our stockholders regarding these matters and publicly share the guidelines and charters that govern our Board and our Board committees, which help ensure LKQ is responsible and accountable.

Corporate Governance Guidelines

Our Corporate Governance Guidelines establish our corporate governance principles and practices on a variety of topics, including:
•Board composition, independence and membership criteria;
•Length of board service and the review process upon a change in status of a director;
•Board meeting procedures;
•Board committees, committee membership selection, and committee functions; and
•Director rights and responsibilities, including access to information, the retention of independent experts, orientation and education programs, an annual evaluation of governance practices, and risk oversight.

Our Corporate Governance Guidelines can be found on our website at www.lkqcorp.com.

Performance Evaluation

Each year, in consultation with the Governance/Nominating Committee, we interview each director to obtain his or her assessment of the effectiveness of the Board and its committees, director performance, board dynamics, and the relationship with management, or we arrange for an outside firm to conduct a similar assessment. The results of such interviews are summarized and presented to the Board of Directors for discussion. In addition, the chair of each Board committee annually conducts an evaluation with the committee members of the performance and procedures of the committee. Appropriate follow-up occurs with respect to matters requiring additional consideration, including as to opportunities to enhance and strengthen the functioning of our Board committees.

Board Leadership Structure

We have different persons in the roles of Chairman of the Board and Chief Executive Officer. Mr. Subramanian has been our Chairman of the Board since May 2022. Mr. Zarcone has been our Chief Executive Officer since May 2017. We believe that this leadership structure is appropriate for our Company because our Chairman of the Board and our Chief Executive Officer complement each other in their common objective of promoting the best interests of our stockholders. Mr. Subramanian brings to the Chairman of the Board position extensive knowledge of corporate law, corporate governance and business negotiations. His positions at Harvard Law School and Harvard Business School provide Mr. Subramanian with continuous exposure and insight into the key issues and developments affecting boards of directors and the businesses they oversee. Mr. Zarcone's areas of expertise include finance, capital-raising, acquisitions and operations -- areas that overlap and supplement Mr. Subramanian's specialties. The Company plans to continue to utilize this board leadership structure through the date of our Annual Meeting of Stockholders on May 9, 2023. Following the meeting, we will continue to have different persons in the roles of Chairman of the Board and Chief Executive Officer.

Role of Board of Directors in Our Risk Management Process

We have processes in place to manage our key strategic, operational, financial, and compliance risks. Our entire Board of Directors is responsible for monitoring and evaluating the risks we face and our risk management processes. We implement our risk management processes through the regular reports to the Board of such risks by our Chief Executive Officer and other appropriate executives (including our Chief Financial Officer and our General Counsel) with respect to matters within their areas of expertise, including such matters as acquisitions, capital raising transactions, financial accounting matters and legal issues. Our Board members engage in discussions with these officers regarding their areas of expertise, including assessments of the risks relating thereto. In addition, our Corporate Audit department develops a risk-based audit plan annually that is reviewed with our Audit Committee, along with the results of internal audit reviews and activities. We also have a Risk Management Committee (“RMC”) composed of key members of management including our business units. The purpose of the RMC is to identify and prioritize enterprise-wide strategic risks, assign owners to such risks, and track remediation efforts. The RMC periodically reports its findings to the Board of Directors.

The Board of Directors also oversees the Company’s programs for monitoring the Company’s information security status. The Chief Information Officer and the Chief Information Security Officer present a formal report to the Board of Directors at least annually covering the security threat landscape, security incidents affecting the Company, and the readiness of the Company’s security program. Several members of the Board have experience in the digital technology area and are thus particularly suited to overseeing the Company’s information security matters. The Company carries a global cyber liability insurance policy that we believe is appropriate for our Company’s risk.

Board Oversight of Strategy and Environmental, Social and Governance (“ESG”)

Oversight of the Company’s strategic planning process is a key responsibility of the Board. In this regard, the Board conducts an annual comprehensive review of our strategic plans and reviews our overall business. Discussion topics include, but are not limited to, our mission and values; competitive position of our existing businesses; potential new or expanded lines of business; potential geographic expansion; key industry trends and evolving technologies which may impact the demand for our products and services; financial trends and outlook; capital allocation; talent management; regulatory environment; and matters related to our ESG initiatives. Discussions about the Company’s strategy and execution are also undertaken by the Board committees. This process enables the Board to assess the Company’s strategy over the short, intermediate and long term.

The Compensation and Human Capital Committee of the Board provides oversight relating to the Company’s programs and policies relating to community involvement, culture and human capital, including diversity, equity and inclusion, workforce health, safety and engagement, and leadership development and effectiveness. The Governance/Nominating Committee of the Board has responsibility for overseeing the Company’s other ESG initiatives. As part of its oversight role, the Governance/Nominating Committee directed management to prepare an annual Corporate Sustainability Report addressing the Company’s commitment to responsible ESG practices. Our Corporate Sustainability Report for 2022 is scheduled to be released in the second quarter of 2023.

Director Independence

The Board, following consideration of all relevant facts and circumstances and upon recommendation of the Governance/Nominating Committee, has affirmatively determined that each nominee for election as a director (except Messrs. Holsten and Zarcone) is independent in that each such person has no material relationship with the Company, our management or our independent registered public accounting firm, and otherwise meets the independence and other requirements of the listing standards of Nasdaq, the rules and regulations of the SEC and applicable law. The Board determined that Mr. Holsten is not independent due to his service as Executive Chairman until May 2022 and that Mr. Zarcone is not independent due to his status as a current executive officer of the Company.

Director Attendance

The Board held five meetings during fiscal 2022. Each incumbent director attended at least 75% of the aggregate total number of meetings held by the Board and all committees on which such director served that were held during the period during which such director served as a director. At its regular meetings, the independent members of the Board sometimes hold executive sessions without management present. Four executive sessions were held in 2022.

We encourage all of our directors to attend our annual meeting of stockholders, and we customarily schedule a regular Board meeting on the same day as our annual meeting. All persons who were directors at the time attended our annual meeting of stockholders in 2022.

Director Stock Ownership Guidelines

The Board has established stock ownership guidelines that provide that each non-employee director is expected to hold a minimum of at least the number of shares equal in value to five times the annual cash board service retainer and to provide that such ownership amount would be obtained within five years after first becoming subject to the guidelines. Until the expected level of ownership is achieved, each director must retain at least 50% of the net after-tax shares from equity compensation vesting. The complete guidelines can be found on our website at www.lkqcorp.com (click the “Corporate Governance” link under “Investor Relations”).

Code of Ethics

We have adopted a Code of Ethics, which sets forth guidance for employees to make appropriate ethical decisions. Our Code of Ethics covers topics such as use of company assets, bribery and corruption, conflicts of interest, discrimination, harassment, health and safety, privacy and data protection, protecting confidential information, and reporting Code of Ethics violations. The Code of Ethics reflects our commitment to acting with a high level of integrity and providing guidance for reporting complaints in the event of alleged violations of our policies, including through an anonymous global line. A copy of the Code of Ethics can be found on our website at www.lkqcorp.com (click the “Corporate Governance” link under “Investor Relations”).

Pledging/Hedging

The Company’s policies prohibit directors from pledging our common stock or engaging in hedging transactions involving our common stock.

Succession and Refreshment

Our Board of Directors is committed to effective board succession planning and refreshment, using processes such as board self-evaluations, board refreshment discussions, and consideration of the annual slate of board nominees by our Governance/Nominating Committee and by our Board of Directors. As a result of these different processes, directors have decided (for personal or professional reasons) or have been asked (for reasons related to their ongoing contributions to the Board and the Company) not to stand for re-election at the next annual meeting of stockholders.

Committees of the Board

Our Board has four standing committees. They are the Audit Committee, the Compensation and Human Capital Committee, the Governance/Nominating Committee and the Industry, Regulatory and Consumer Awareness (“IRCA”) Committee. The Board reviews and determines the membership of the committees at least annually, with input from the Governance/Nominating Committee. The current membership of the committees is set forth in the table below.

Name	Audit Committee	Compensation and Human Capital Committee	Governance/Nominating Committee	IRCA
Patrick Berard	—	Member	Member	—
Meg A. Divitto	—	Member	Member	—
Robert M. Hanser (1)(3)	—	Member	—	Chairperson
Joseph M. Holsten	—	—	—	Member
Blythe J. McGarvie	Chairperson	—	Member	—
John W. Mendel	Member	Chairperson	—	—
Jody G. Miller	—	—	Chairperson	Member
Guhan Subramanian	Member	—	Member	—
Xavier Urbain	Member	—	—	Member
Jacob Welch (2)(3)	Member	Member	—	—
Dominick P. Zarcone	—	—	—	Member
(1)    Mr. Hanser elected not to stand for re-election at the 2023 Annual Meeting.
(2)    Mr. Welch elected not to stand for re-election at the 2023 Annual Meeting.
(3)    In addition, Mr. Hanser will continue to serve on the Compensation and Human Capital Committee and the IRCA Committee, and Mr. Welch will continue to serve on the Compensation and Human Capital Committee and the Audit Committee, in each case until the 2023 Annual Meeting.

At its meeting on March 6, 2023, the Board of Directors made the following committee appointments effective as of May 9, 2023: Ms. Divitto was removed from the Governance/Nominating Committee and added to the IRCA Committee as Chairperson; Mr. Hanser was removed from the Compensation and Human Capital Committee and the IRCA Committee; Mr. Urbain was removed from the IRCA Committee and added to the Compensation and Human Capital Committee; and Mr. Welch was removed from the Audit Committee and the Compensation and Human Capital Committee.

The functions of each committee are described below.

Audit Committee

The Audit Committee’s functions include selecting, appointing and evaluating our independent registered public accounting firm and recommending that firm for ratification by stockholders; reviewing the arrangements for, and scope of, the independent registered public accounting firm’s examination of our financial statements; overseeing the activities of our Corporate Audit department; meeting with the independent registered public accounting firm and certain of our officers to review the adequacy and appropriateness of our system of internal control and reporting, our critical accounting policies, and our public financial disclosures; reviewing compliance with our code of ethics; and performing any other duties or functions deemed appropriate by the Board of Directors. The Audit Committee meets quarterly with management and our independent registered public accounting firm to review our annual and quarterly reports and earnings releases prior to their issuance.

All of the Audit Committee members satisfy the independence, financial literacy, and expertise requirements of the rules of Nasdaq. Our Board of Directors has determined that Ms. McGarvie satisfies the requirements to be designated an “audit committee financial expert” under the rules and regulations of the SEC. The Audit Committee operates pursuant to a charter, which is available on our corporate website at www.lkqcorp.com. The Audit Committee met nine times during 2022.

Compensation and Human Capital Committee

The Board approved a change in the name of this committee from “Compensation Committee” to “Compensation and Human Capital Committee” on May 11, 2021, to reflect a broader focus on human capital management, including ESG, diversity and inclusion initiatives. The Compensation and Human Capital Committee is responsible for establishing and making recommendations to the Board of Directors regarding compensation to be paid to our executive officers and is responsible for the administration and interpretation of, and the granting of awards under, our incentive compensation plans and may not delegate any of these functions except to our Chief Executive Officer to grant limited equity awards (not to exceed (i) $200,000 in grant date value to an individual and (ii) $2,000,000 in grant date value in the aggregate in any calendar year) to employees who are non-executive officers. All of the Compensation and Human Capital Committee members are independent as defined in Nasdaq's listing standards. The Compensation and Human Capital Committee operates pursuant to a charter, which is available on our corporate website at www.lkqcorp.com. The Compensation and Human Capital Committee met five times during 2022.

The compensation of our executive officers is determined through a process involving our Chief Executive Officer and our Compensation and Human Capital Committee. Our Compensation and Human Capital Committee determines the compensation of our Chief Executive Officer after considering recommendations from our outside compensation consultant (F.W. Cook). Our Chief Executive Officer typically proposes the compensation of the remaining executive officers. The Compensation and Human Capital Committee holds a meeting near the beginning of each calendar year to consider the proposed compensation amounts for that year and to make final determinations. The executive officers are not present during the deliberations and final decisions by the Compensation and Human Capital Committee concerning executive compensation.

Governance/Nominating Committee

The Governance/Nominating Committee is responsible for developing policies and processes designed to provide for effective and efficient governance by the Board of Directors, for periodically reviewing non-employee director compensation, and for identifying qualified individuals and nominating such individuals for membership on the Board of Directors and its committees. All of the members of the Governance/Nominating Committee are independent as defined in Nasdaq's listing standards. The Governance/Nominating Committee operates pursuant to a charter, which is available on our corporate website at www.lkqcorp.com. The Governance/Nominating Committee met four times during 2022.

Industry, Regulatory and Consumer Awareness Committee

The responsibilities of the IRCA Committee are to oversee and monitor legislative and regulatory issues, political fundraising and contributions, compliance with regulatory requirements, and technological changes that may impact our industry, customers or suppliers. The IRCA Committee oversees any lobbying activity engaged in by LKQ. The IRCA Committee operates pursuant to a charter, which is available on our corporate website at www.lkqcorp.com. The IRCA Committee met four times during 2022.

Stockholder Communications with the Board of Directors

Stockholders desiring to contact the Board of Directors or any committee of the Board should address the communication to LKQ Corporation, 500 West Madison Street, Suite 2800, Chicago, Illinois 60661, Attention: Corporate Secretary, with a request to forward the communication to the intended recipient. All such communications will be forwarded unopened.

Compensation and Human Capital Committee Interlocks and Insider Participation

Board members who served on the Compensation and Human Capital Committee in 2022 were Patrick Berard, Meg Divitto, Robert Hanser, John Mendel and Jacob Welch. Mr. Mendel served as the Chairperson of the Compensation and Human Capital Committee. The Compensation and Human Capital Committee determines the compensation of our executive officers. None of these persons is or was formerly an executive officer or employee of the Company or had any relationship that would require disclosure under Item 404 of Regulation S-K of the Exchange Act. None of our officers has served on the board or the compensation committee (or other board committee performing equivalent functions) of any other entity, one of whose executive officers served on our Board or on our Compensation and Human Capital Committee.

There are no family relationships among any of our directors and executive officers.

DIRECTOR COMPENSATION

Director Fees

The Board intends to set director compensation levels near the market median relative to director compensation at companies of comparable size, industry, and scope of operations in order to ensure directors are paid competitively and fairly for their time commitment and responsibilities. The Board periodically reviews the components and amounts of director compensation to determine if any adjustments are appropriate and as part of such review, regularly engages F.W. Cook to provide information and advice on such matters. The Board conducted such a review in May 2022 and benchmarked our director compensation practices against the same peer group of companies used in executive compensation comparisons (see page 31). Findings from the review as provided from F.W. Cook indicated that our director compensation was below the peer group median, and our program was therefore updated in 2022 to more closely align our director compensation with peer group practices. The changes to the program went into effect following the 2022 Annual Meeting. Following is a summary of the director compensation program for 2022 and the changes that went into effect following the 2022 Annual Meeting:
•Retainer-only cash compensation with no fees for attending meetings (which is an expected part of board service), with additional retainers for special roles such as Chairman of the Board and committee chairs and members to recognize their incremental time and effort. Cash compensation in 2022 for our non-employee directors consisted of the following (changes that went into effect following the 2022 Annual Meeting are noted):
◦annual cash board service retainer of $100,000;
◦additional annual cash or equity board service retainer of $170,000 for the Chairman of the Board in lieu of member or chair retainers for committees on which the Chairman of the Board serves (implemented following the 2022 Annual Meeting);
◦annual cash payments for serving on committees of the Board:
▪increased from $35,000 to $40,000 for the chair and $15,000 for each of the other members of the Audit Committee;
▪increased from $25,000 to $30,000 for the chair and $10,000 for each of the other members of the Compensation and Human Capital Committee;
▪$20,000 for the chair and $10,000 for each of the other members of the Governance/Nominating Committee; and
▪increased from $18,000 to $20,000 for the chair and increased from $8,000 to $10,000 for each of the other members of the IRCA Committee.
•Significant portion of total compensation in the form of full-value equity awards, for alignment with stockholders, where annual grants are based on a fixed dollar amount and the vesting period is short to avoid entrenchment. In 2022, equity compensation for non-employee directors consisted of an annual grant of restricted stock units (“RSUs”) covering a number of shares valued on the grant date at approximately $160,000 (which was increased from $115,000). The 2022 equity grant will vest on the earlier of one year after the date of grant or the date of the next Annual Meeting, subject to continued service through the vesting date.
•Meaningful stock ownership requirements equal in value to five times the annual cash board service retainer.
•No benefits or perquisites.

Certain director positions received additional payments. Mr. Holsten, our Executive Chairman of the Board until May 2022, was paid in 2022 an additional amount of $252,151 for his oversight and mentoring of our Chief Executive Officer and other duties performed on behalf of LKQ. In 2022, Mr. Subramanian received an additional amount of $8,333 for his role as Lead Independent Director until May 2022 and approximately $170,000 in restricted stock units, which vest quarterly over a one-year period from the grant date, for his role as Chairman of the Board. Mr. Zarcone does not receive compensation for serving as a member of the Board or any of its committees since he is an employee director.

Each director has the option, by making an election by December 31 of each year, to receive the cash portion of director compensation for the following calendar year in shares of our common stock instead of cash. None of our directors elected to receive his or her cash compensation for 2022 in shares of our common stock except Mr. Subramanian who elected to receive his fees for serving as Chairman of the Board in RSUs instead of cash. Directors are also reimbursed for their reasonable out-of-pocket expenses incurred in connection with serving on our Board.

Indemnification

Each member of our Board of Directors is a party to an indemnification agreement with us that assures the director of indemnification and advancement of expenses to the fullest extent permitted by Delaware law and our Certificate of Incorporation.

Director Compensation Table

The following table provides compensation information for the one-year period ended December 31, 2022 for each of our directors that served during 2022 (other than Mr. Zarcone).

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)(3)	Total
Patrick Berard	$120,000	$160,041	$280,041
Meg A. Divitto	$119,333	$160,041	$279,374
Robert M. Hanser	$129,333	$160,041	$289,374
Joseph M. Holsten	$358,817	$160,041	$518,858
Blythe J. McGarvie	$148,333	$160,041	$308,374
John W. Mendel	$143,333	$160,041	$303,374
Jody G. Miller	$126,000	$160,041	$286,041
Guhan Subramanian	$120,000	$330,059	$450,059
Xavier Urbain	$124,333	$160,041	$284,374
Jacob Welch (4)	$125,000	$160,041	$285,041
(1)    The amounts represent cash compensation, which is blended based on the director compensation program in effect prior to the 2022 Annual Meeting and the director compensation program in effect following the 2022 Annual Meeting.

(2)    The amounts represent the aggregate grant date fair value of awards granted in 2022, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, “Compensation-Stock Compensation” (“FASB ASC Topic 718”). The grant date fair value was calculated by multiplying the volume-weighted average price of underlying shares on the date of grant by the number of awards granted.

(3)    As of December 31, 2022, the non-employee directors held the following outstanding equity awards: Mr. Berard, 3,224 RSUs; Ms. Divitto, 3,224 RSUs; Mr. Hanser, 3,224 RSUs; Mr. Holsten, 3,224 RSUs; Ms. McGarvie, 3,224 RSUs; Mr. Mendel, 3,224 RSUs; Ms. Miller, 3,224 RSUs; Mr. Subramanian, 4,937 RSUs; Mr. Urbain, 3,224 RSUs; and Mr. Welch, 3,224 RSUs for the benefit of ValueAct as described in footnote 4.

(4)    The Fees Earned or Paid in Cash and Stock Awards set forth above were paid to ValueAct and not Mr. Welch, in accordance with an arrangement between Mr. Welch and ValueAct.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors is responsible for appointing our independent registered public accounting firm, and for recommending such appointment for stockholder ratification. The Audit Committee has selected the accounting firm of Deloitte & Touche LLP (“Deloitte”) to serve as our independent registered public accounting firm for 2023. The primary responsibility of Deloitte is to audit and express an opinion on our financial statements and our internal controls over financial reporting.

Deloitte has served as our independent registered public accounting firm since 1998 and also has provided non-audit services from time to time. We believe that the long tenure of Deloitte as our auditor is beneficial to our Company because, among other reasons, it enhances the quality of the audit due to the firm’s historical knowledge and thorough understanding of our business, accounting practices and internal controls over financial reporting. At the same time, the Audit Committee is mindful of the risks of Deloitte’s long tenure and carefully monitors Deloitte’s performance, fee structure and any issues bearing on the independence of the firm.

Although ratification is not required by our Bylaws or otherwise, our Board of Directors is submitting the selection of Deloitte to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. The Audit Committee will consider the outcome of this vote in its decision to appoint an independent registered public accounting firm but is not bound by our stockholders’ vote. Even if the selection of Deloitte is ratified, the Audit Committee may change the appointment at any time during the year if it determines a change would be in the best interests of the Company and our stockholders.

Audit Fees and Non-Audit Fees

The following table summarizes the fees and expenses of Deloitte, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates for audit and other services for the periods indicated.

	2022	2021
Audit Fees	$6,560,000	$6,271,634
Audit-Related Fees	1,574,240	555,534
Tax Fees	2,165,000	2,051,561
All Other Fees	—	—
Total Audit and Non-Audit Fees	$10,299,240	$8,878,729

For 2022 and 2021, audit services consisted of the audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements, the audit of internal controls over financial reporting as required by the Sarbanes-Oxley Act of 2002, and foreign statutory audits. Audit-related services primarily consisted of special purpose audits and assistance with acquisition due diligence. Tax services included domestic and foreign tax compliance, research and planning. Tax compliance fees totaled $211,967 and $142,031 in 2022 and 2021, respectively.

Policy on Audit Committee Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to approve all audit and permissible non-audit services prior to the engagement of our independent registered public accounting firm to provide such services. The Audit Committee approves, at the beginning of each year, pursuant to detailed approval procedures, certain specific categories of permissible non-audit services. Such procedures include the review of (i) a detailed description by our independent registered public accounting firm of the particular services to be provided and the estimated fees for such services and (ii) a report to the committee on a periodic basis regarding the services provided and the fees paid for such services. The Audit Committee must approve on a project-by-project basis any permissible non-audit services that do not fall within a pre-approved category and any fees for pre-approved permissible non-audit services that materially exceed the previously approved amounts. In making the determinations about non-audit services, the Audit Committee considers whether the provision of non-audit services is compatible with maintaining the auditor’s independence.

Representatives of Deloitte will be available at the 2023 Annual Meeting to respond to your questions. They have advised us that they do not presently intend to make a statement at the 2023 Annual Meeting, although they will have the opportunity to do so.

We recommend that you vote “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2023.

Report of the Audit Committee

The information contained in this report will not be deemed to be “soliciting material,” or to be “filed” with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, nor will such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management’s implementation of LKQ’s financial reporting process. In discharging its oversight role, the Audit Committee reviewed and discussed with management and Deloitte & Touche LLP (“Deloitte”), our independent registered public accounting firm, our audited financial statements as of and for the year ended December 31, 2022. Management is responsible for those financial statements and the reporting process, including the system of internal control. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.

The Audit Committee has discussed with Deloitte the matters required to be discussed by PCAOB Auditing Standard No. 1301. The Audit Committee has also received from Deloitte the written disclosures and the letter required by applicable requirements of the PCAOB regarding Deloitte's communications with the Audit Committee concerning independence and has discussed the accounting firm's independence with Deloitte. The Audit Committee also considered whether the provision of non-audit services by Deloitte, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates was compatible with maintaining Deloitte’s independence.

Based upon the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be filed with LKQ's Annual Report on Form 10-K for the year ended December 31, 2022.

In compliance with the Sarbanes-Oxley Act of 2002, the Board of Directors has established procedures for the confidential reporting of employee concerns with regard to accounting controls and auditing matters. All members of the Audit Committee meet the independence standards established by Nasdaq.

Audit Committee (as of March 20, 2023):
Blythe J. McGarvie (Chair)
John W. Mendel
Guhan Subramanian
Xavier Urbain
Jacob Welch

PROPOSAL NO. 3

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The guiding principles of our compensation policies and decisions include aligning each executive’s compensation with our business strategy and the interests of our stockholders and providing incentives needed to attract, motivate and retain key executives who are important to our long-term success. Consistent with this philosophy, a significant portion of the total incentive compensation for each of our executives is directly related to our earnings and to other performance factors that measure our progress against the goals of our strategic and operating plans.

Stockholders are urged to read the “Executive Compensation -- Compensation Discussion and Analysis” and “Executive Compensation -- Compensation Tables” sections of this Proxy Statement, which discuss how our compensation design and practices reflect our compensation philosophy. The Compensation and Human Capital Committee and the Board of Directors believe that our compensation design and practices are effective in implementing our guiding principles.

We are required to submit a proposal to stockholders for a (non-binding) advisory vote to approve the compensation of our named executive officers pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the principles, policies and practices described in this Proxy Statement. Accordingly, the following resolution is submitted for stockholder vote at the 2023 Annual Meeting:

“RESOLVED, that the stockholders of LKQ Corporation approve, on an advisory basis, the compensation of its named executive officers as disclosed in the Proxy Statement for the 2023 Annual Meeting, including the Summary Compensation Table and the Compensation Discussion and Analysis set forth in such Proxy Statement and other related tables and disclosures.”

As this is an advisory vote, the result will not be binding on us, the Board of Directors or the Compensation and Human Capital Committee, although our Compensation and Human Capital Committee will consider, among other things, the outcome of the vote when evaluating our compensation principles, design and practices. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement.

We recommend that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement.

PROPOSAL NO. 4

ADVISORY VOTE ON THE FREQUENCY OF HOLDING AN ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Exchange Act, we submitted a proposal to stockholders in May 2017 to vote on whether the stockholder advisory “say-on-pay” vote to approve the compensation of our named executive officers should occur every one, two, or three years. In May 2017, stockholders voted, on a non-binding advisory basis, that the advisory vote on named executive officer compensation should occur every year. We are required to resubmit this question to our stockholders at least every six years, and this Proposal No. 4 is the resubmission of this question to our stockholders. You may cast your vote on this proposal by choosing “Every Year,” “Every Two Years” or “Every Three Years”or you may abstain from voting.

In formulating its recommendation, our Board of Directors considered that an annual (non-binding) advisory vote on named executive officer compensation will allow our stockholders to provide us with direct and timely input on our compensation principles, policies and practices.

Proposal No. 4 will be decided by the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the 2023 Annual Meeting. In the event that none of the three frequency options receives the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the 2023 Annual Meeting, the option of “Every Year,” “Every Two Years” or “Every Three Years” that receives the highest number of affirmative votes cast by stockholders will be the frequency for the advisory vote on named executive officers compensation that we will deem to have been selected by stockholders. However, as this is an advisory vote, the result will not be binding on us or our Board of Directors. Our Compensation and Human Capital Committee will consider the outcome of the vote when determining how often we should submit to stockholders an advisory vote to approve the compensation of our named executive officers included in our Proxy Statement. Proxies submitted without direction pursuant to this solicitation will be voted for the option of “Every Year.”

We recommend that you vote for the option of “Every Year” as the frequency with which stockholders are provided an advisory vote on the compensation of our named executive officers included in this Proxy Statement.

OTHER PROPOSALS

We know of no matters to be brought before the 2023 Annual Meeting other than those described above. If any other business should properly come before the meeting, we expect that the persons named in the enclosed proxy will vote your shares in accordance with their best judgment on that matter.

EXECUTIVE COMPENSATION—COMPENSATION DISCUSSION AND ANALYSIS

This section describes the Company’s compensation programs for our executive officers named below that were in effect for 2022 and the decisions made with respect to these programs. Our goal is to explain the details of our executive compensation programs as well as to describe why we believe these programs are appropriate for our Company and our stockholders. This section contains compensation information for our principal executive officer, each of the two executives who served as our principal financial officer during 2022, and our three other most highly compensated executive officers, in each case who were serving as executive officers as of December 31, 2022 and a former executive officer that would have been one of our three other most highly compensated executive officers but for the fact that he was not serving as an executive officer as of December 31, 2022. Our named executive officers for 2022 were:
•Dominick Zarcone, President and Chief Executive Officer
•Rick Galloway, Senior Vice President and Chief Financial Officer
•Varun Laroyia, Executive Vice President and Chief Executive Officer and Managing Director, LKQ Europe and Former Chief Financial Officer
•Justin Jude, Senior Vice President of Operations -- Wholesale Parts Division
•Walter Hanley, Senior Vice President -- Development
•Matthew McKay, Senior Vice President -- General Counsel and Corporate Secretary
•Arnd Franz, Former Senior Vice President and former Chief Executive Officer, LKQ Europe

Executive Summary

Despite facing significant headwinds from economic softness, inflationary pressures, supply chain disruptions, labor shortages, energy cost spikes and a war in Europe, we delivered one of the most profitable years in the history of the Company. Our teams embraced and delivered on our operational excellence initiatives of profitable revenue growth, sustainable margin expansion and strong cash flow generation throughout all of 2022. The continued robust cash flow generation enabled us to maintain our balanced capital allocation policy, and through our stock repurchase program and quarterly dividend payments, we returned $1.3 billion to our stockholders in 2022.

In September 2022, key executives transitioned to critical roles in our business. Through succession planning and successful development planning, we transitioned Varun Laroyia, former Chief Financial Officer to Chief Executive Officer and Managing Director, LKQ Europe and promoted Rick Galloway to Senior Vice President and Chief Financial Officer.

Key achievements and milestones in 2022 include:
•Strong organic parts and services revenue growth of 5.0% and operating income growth of 7.2%
•Record Segment EBITDA margin for Wholesale – North America and second straight year with a double digit Segment EBITDA margin in Europe
•Free cash flow generation over $1 billion for the third consecutive year
•Successful divestiture of PGW aftermarket glass business
•Maintained net leverage well below our target
•Achieved an investment-grade rating from all three major rating agencies
•Repurchased 20.5 million shares of LKQ stock for a total of $1.0 billion
•Increased the quarterly dividend by 10% in the fourth quarter
•Conducted comprehensive employee engagement surveys in North America and Europe to help in our journey to enhance the employee experience
•Launched LKQ Inclusion Council and Employee Resource Group: Veterans Network
•Issued our second annual Corporate Sustainability Report and received the highest available ESG rating of AAA from MSCI (announced in January 2023)

Compensation Elements

Compensation Component	Description/Purpose	2022 Highlights
Total Direct Compensation
Base Salary	•Fixed compensation element •Salary levels based on market rates, executive’s experience, responsibilities, and contribution to our development and growth	•Increases in 2022 aimed at aligning more closely with peers •Refer to “Elements of Our Compensation Programs -- Base Salaries”
Annual Bonus
•Cash incentive designed to reward achievement of annual performance objectives
•2022 annual bonuses were based on EBITDA, EBITDA margin percentage, and cash flow
•Segment leaders had targets reflecting both corporate and segment performance
•Our 2022 financial results led to bonus payments ranging from 137% (Europe) to 193% (Wholesale - North America) of target •Refer to “Elements of Our Compensation Programs -- Annual Bonus Awards”
Cash Long-Term Incentive (“LTI”) Award
•Cash incentive designed to reward multi-year performance, as well as the executive's continued employment over the vesting period
•For each of the 2020-2022, 2021-2023 and 2022-2024 performance periods, each executive is eligible to earn from 0 to 200% of their target award based on the Company’s adjusted diluted EPS for the last year of the three-year performance period, and parts & services organic revenue growth and return on invested capital (“ROIC”), each measured as an average over the three-year performance period
•For each of the 2021-2023 and 2022-2024 performance periods amounts earned based on financial results may be modified up or down by up to 10% based on achievement versus multi-year ESG goals

•For the 2020-2022 performance period, goal achievement resulted in a payout of 172% of target •Refer to “Elements of Our Compensation Programs -- Long-Term Incentive Awards”
Performance-Based Restricted Stock Units (PSUs)
•Share-based incentive designed to align the interests of management with those of our stockholders, reward multi-year performance, and promote retention of key talent
•In 2020, 2021 and 2022, executives were granted two types of units (“PSU-1s” and “PSU-2”s) that will be converted to a number of common shares, subject to achievement of performance goals, as well as the executive’s continued employment over the vesting period
◦PSU-1s generally vest over a three-year period, subject to the executive’s continued employment, but only if we achieve positive diluted EPS during any fiscal year within five years from the date of grant
◦PSU-2s may be earned from 0 to 200% of the target number of shares based on the Company's adjusted diluted EPS for the last year of the three-year performance period, and parts & services organic revenue growth and ROIC, each measured as an average over the three-year performance period

•Because positive diluted EPS was achieved for 2022, one-third of the PSU-1s granted in 2022 vested, and the remaining portion will vest over the next two years subject to continued service
•For the 2020-2022 performance period, goal achievement resulted in a payout of 172% of target for the PSU-2s granted in 2020
•Refer to “Elements of Our Compensation Programs -- Long-Term Incentive Awards”

Long-Term Incentive Awards Outside General Executive Compensation Program

In connection with their respective new roles, we granted one-time awards of 1,832 and 35,605 RSUs to Mr. Galloway and Mr. Laroyia, respectively, on September 15, 2022. The RSUs granted to Mr. Galloway will vest approximately 16.67% every six months over three years with the first vesting occurring on March 1, 2023. The RSUs granted to Mr. Laroyia vest 25% every six months over two years with the first vesting occurring on March 1, 2023. These one-time awards were not part of our regular annual program.

Prior to his promotion, Mr. Galloway received long-term incentives under a non-executive long-term incentive program, which consisted of grants of time-based RSUs and cash-based LTI the same as the executive cash-based LTI program. In connection with his promotion, on September 15, 2022, we granted performance-based three-year equity awards (PSU-2s) under our Equity Incentive Plan to Mr. Galloway with respect to the 2021-2023 and 2022-2024 performance periods.

Compensation Component	Description/Purpose	Program Highlights
Other Compensation
Health and Welfare Benefits	•Standard health and welfare benefits to provide a level of financial support in the event of injury or illness	•Executives generally participate in the same benefits programs as other employees in their region
Retirement
•For U.S. executive officers, provide opportunities to save for retirement in a tax efficient manner
•401(k) plan with company matching contribution and supplemental deferred compensation plan to allow executive officers to contribute (and receive a company match on) amounts in excess of IRS limits
•Executives who participate in the 401(k) plan and supplemental plan do so on the same basis as all other eligible employees
Severance Protection
•Severance Policy provides financial support in the event of an involuntary termination of employment
•Change of Control agreements enable executives to objectively consider transactions that will benefit stockholders even if they would result in termination of employment
•Termination provisions in equity award agreements outline the treatment of each award under various termination scenarios

•In the event of a Change of Control, cash severance would be payable on a “double-trigger” basis, meaning the executive generally must experience a qualifying termination within 24 months of the Change of Control to receive benefits
•Our PSUs and RSUs have “double-trigger” vesting, meaning that vesting will accelerate based on actual or assumed achievement of the relevant performance goals as of the Change of Control only if either (a) the successor entity does not assume, convert, or replace the awards with a similar award or (b) the participant experiences a qualifying termination within 24 months of the Change of Control

Target Total Direct Compensation Mix

A significant portion of our executive compensation is in the form of incentive-based compensation. We consider our annual bonus awards, long-term incentive awards and equity incentive grants incentive-based compensation because their value depends in whole or in part on the financial performance of the Company and/or our stock performance. The following charts set forth the percentage of our Chief Executive Officer's and the other currently employed named executive officers' 2022 target total direct compensation (consisting of base salary and annual bonuses, cash LTI awards and equity incentive awards assuming target performance) that was incentive-based.

Target Long-Term Incentive Award Mix

The graphic on the left displays Mr. Zarcone’s intended target LTI mix, which consists of Cash-Based LTI (weighted 22%), PSU-1s (weighted 44%), and PSU-2s (weighted 34%). The graphic on the right displays the intended target LTI mix for all other named executive officers, which consists of Cash-Based LTI (weighted 25%), PSU-1s (weighted 50%), and PSU-2s (weighted 25%). The LTI mix shown below excludes any one-time special equity awards such as those associated with Mr. Laroyia's new role and Mr. Galloway’s promotion, and also does not reflect the LTI mix for Mr. Galloway prior to his promotion. The Compensation and Human Capital Committee increased the weighting of Mr. Zarcone’s PSU-2s in 2022.

Compensation Governance Highlights

What we do		What we don’t do
✓	The majority of our executives’ target total direct compensation is tied to performance.	✗	We do not provide golden parachute excise tax gross-ups.
✓
We require executive officers and directors to acquire and maintain meaningful ownership of our stock to ensure their interests are closely aligned with the long-term financial interests of our stockholders.

		✗	Neither our Severance Policy nor our Change of Control Agreements provide “single-trigger” cash severance upon a Change of Control.
✓
Our equity awards include meaningful restrictive covenants (e.g., non-competition, non-solicitation of customers and employees, etc.) that, if violated, would result in forfeiture of: (i) unvested awards, (ii) shares received upon vesting of awards, and (iii) cash proceeds received upon sale of such shares.

		✗	Our equity grant agreements do not provide “single-trigger” equity vesting upon a Change of Control.
		✗	Our equity plans expressly forbid option repricing, and exchange of underwater options for other awards or cash, without stockholder approval.
✓	Our Compensation and Human Capital Committee is composed entirely of independent directors.	✗	We do not allow executives or directors to pledge or hedge Company stock.
✓	Our Compensation and Human Capital Committee engages an independent compensation consultant that provides no other services to the Company.
✓	We periodically assess our executive compensation programs to ensure they do not create risks that are likely to have a material adverse effect on our Company.
✓	Multi-year ESG objectives are a component of our cash long-term incentive awards.

Advisory Vote on Executive Compensation

We submit to our stockholders on an annual basis a proposal for a (non-binding) advisory vote to approve the compensation of our named executive officers (“say-on-pay”). At our 2022 Annual Meeting, our stockholders expressed strong support for our executive compensation program with more than 98% percent of shares voted cast in favor of approval of our compensation program for our named executive officers. The Compensation and Human Capital Committee considers, among other things, the outcome of this vote when evaluating our compensation principles, designs and practices, as well as feedback from our ongoing engagement with stockholders on a variety of issues, including executive compensation and corporate governance. No changes were made to the program in direct response to the 2022 say-on-pay vote outcome.

Objectives of Our Compensation Programs

Our compensation programs are intended to enable us to attract, motivate, reward and retain the management talent needed to achieve our corporate objectives in a highly competitive market, and thereby increase stockholder value. It is our policy to provide incentives to the Company’s senior management to achieve both short-term and long-term goals. To attain these goals, our policy is to provide a significant portion of executive compensation in the form of at-risk, incentive-based compensation. We believe that such a policy, which aligns the financial interests of management with the financial interests of our stockholders, provides the proper incentives to attract, motivate, reward and retain quality management.

What Our Compensation Programs are Designed to Reward

Our compensation programs are designed to reward our executive officers for the performance of our Company and the individual performance of each executive officer. Specifically, with respect to the performance of our Company,
•Our annual bonus program is designed to reward successful performance based on EBITDA, EBITDA margin percentage and cash flow generation;
•Our cash long-term incentive program and performance-based restricted stock units (“PSU-2s”) are designed to reward successful performance based on adjusted diluted EPS for the last year of the three-year performance period, and parts & services organic revenue growth and ROIC, each measured as an average over the three-year performance period;
•Starting with the 2021-2023 performance cycle, our cash long-term incentive program includes an ESG modifier that may increase or decrease earned amounts by up to 10% based on performance against our multi-year ESG objectives;
•Our traditional performance-based restricted stock units (“PSU-1s”) are designed to reward profitability; and
•In addition to rewarding achievement of the performance vesting requirements for our PSU-1s and PSU-2s, all of our equity awards reward long-term total stockholder return because the ultimate value of any earned awards is tied to our stock performance during the performance and vesting periods.

With respect to individual performance of an executive officer, we analyze the growth of the performance metrics that most directly relate to such individual’s area of responsibility and consider certain subjective factors, including the individual’s management and leadership skills, ability to resolve challenges and to overcome obstacles, and overall contribution to our success. Individual performance is a factor in the determination of adjustments to base salary, annual bonus targets, and long-term incentive award opportunities, along with other considerations including external market data, the unique scope of each executive’s role and responsibilities, the criticality of certain positions to our success, and internal pay parity.

Executive Compensation Decision-Making

Role of the Compensation and Human Capital Committee and Management

Management provides to the Compensation and Human Capital Committee historical compensation information relating to our executive officers to aid the deliberations of the Compensation and Human Capital Committee regarding executive officer compensation. The information typically includes historical and proposed base salaries, bonuses, long-term cash incentive awards, equity-based awards, and any other material component of compensation or benefits. The Compensation and Human Capital Committee takes into account the historical trend of each element of compensation and the total of all of the elements for each year in connection with its decisions about proposed compensation amounts. In addition, the Compensation and Human Capital Committee receives recommendations from the Chief Executive Officer regarding the compensation of the other executive officers.

Role of the Compensation and Human Capital Committee’s Consultant

The Compensation and Human Capital Committee has engaged Frederic W. Cook & Co., Inc. (“F.W. Cook”) as its independent executive compensation advisors. F.W. Cook reports directly to the Compensation and Human Capital Committee and does no work for management that is not under the Compensation and Human Capital Committee’s purview. The Compensation and Human Capital Committee has considered the independence of F.W. Cook and determined that its engagement of F.W. Cook did not raise any conflicts of interest with LKQ or any of our directors or executive officers.

F.W. Cook periodically conducts comprehensive reviews of our executive officer compensation programs to provide competitive context for the Compensation and Human Capital Committee's decisions on setting target pay levels and incentive program design. The reviews include a comparative analysis of our executive compensation program with the executive compensation programs of a peer group of companies. The peer group used for competitive comparisons to inform the Committee's decisions on setting 2022 target pay opportunities and program design was as follows:

Adient plc	Goodyear Tire & Rubber Company
Advance Auto Parts, Inc.	Lear Corp.
Aptiv Plc.	O’Reilly Automotive, Inc.
AutoZone, Inc.	Republic Services, Inc.
BorgWarner Inc.	United Rentals, Inc.
CDW Corp	W.W. Grainger Inc.
Dana Incorporated	Watsco, Inc.
Fastenal Company	WESCO International, Inc.
Genuine Parts Company

The Compensation and Human Capital Committee does not target any specific percentile with regard to setting the compensation opportunities of our executive officers in comparison to the executive officers of the peer group.

In November 2022, at the Compensation and Human Capital Committee's direction, F.W. Cook conducted another comprehensive review of our executive officer compensation program to inform decisions on 2023 target pay opportunities and program design. Prior to this competitive analysis, F.W. Cook reviewed the comparative peer group for continued appropriateness. F.W. Cook did not recommend any changes to the peer group.

Elements of Our Compensation Programs, Why We Chose Each Element, and How We Determine the Amount of Each Element

The primary elements of our compensation programs are base salaries, annual bonus awards, and long-term cash and equity incentive awards (referred to as total direct compensation). We believe that this mix of compensation elements helps us to achieve the objectives of our compensation programs and provides appropriate short-term and long-term motivation to our executive officers.

Base Salaries

Base salaries are the fixed component of each executive’s target total direct compensation opportunity. The Compensation and Human Capital Committee considers the following factors when setting the base salary of each of the executive officers: base salaries of executive officers in similar positions at comparable companies; the contributions of the executive officers to the Company’s development and growth; and the executive officer’s experience, responsibilities and position within the Company. No specific corporate performance measures are considered with respect to base salaries.

The 2022 and 2021 year-end base salaries of our named executive officers are provided in the following table. The salaries of the named executive officers (other than Mr. Zarcone) were increased in 2022 to align their salaries more closely with similarly-situated executives at the peer companies, and in the case of Mr. Galloway to reflect his promotion to a senior executive role.

Executive	2022 Salary		2021 Salary
Dominick Zarcone	$1,050,000		$1,050,000
Rick Galloway	$575,000	(1)	$—	(2)
Varun Laroyia	$800,000		$770,000
Justin Jude	$620,000		$600,000
Walter Hanley	$480,000		$470,000
Matthew McKay	$450,000		$—	(2)
(1)    Mr. Galloway’s base salary increased to $575,000 in connection with his promotion to the position of Senior Vice President and Chief Financial Officer on September 15, 2022. From January 1, 2022 to September 14, 2022, his weighted average base salary was $380,286.
(2)    2021 base salaries for Mr. Galloway and Mr. McKay are not disclosed because neither were named executive officers in 2021.

Annual Bonus Awards

We offer annual bonus awards under our Cash Incentive Plan (“CIP”) to provide incentives for superior performance over a one-year time horizon. Each participant in the bonus program (including our named executive officers) is eligible to receive a cash payment equal to a percentage of the participant’s base salary at specified threshold, target, and maximum levels of performance.

In 2022, consistent with 2021, the corporate performance measures for our executive officers’ bonuses were the Company’s EBITDA (weighted 30%), EBITDA margin percentage (weighted 30%), and free cash flow (weighted 40%). The bonuses for Messrs. Zarcone, Laroyia, Hanley, and McKay were based entirely on the corporate performance measures. In 2022, consistent with 2021, for Mr. Franz, the former head of our European operations, and Mr. Jude, who heads our North American Wholesale operations, 20% of their bonuses were based on these corporate performance measures, and 80% of their bonuses were based on similar measures for their respective business segments. The bonus for Mr. Galloway was based on similar measures to Mr. Jude for the period prior to his promotion to the position of Senior Vice President and Chief Financial Officer and based entirely on corporate performance measures after his promotion.

EBITDA is defined as Segment EBITDA as presented in our public filings. EBITDA margin percentage is calculated as EBITDA divided by revenue. Free cash flow reflects net cash provided by operating activities less purchases of property, plant and equipment. All performance measures were subject to adjustments for certain items as specified by the Compensation and Human Capital Committee at the time the bonus targets were established. Such adjustments for 2022 related to currency exchange rates (which had the most significant impact); atypical environmental and legal losses; and other extraordinary, unusual or infrequently occurring items. The adjustments had the net effect of (i) increasing the reported consolidated EBITDA from $1,719 million to $1,787 million, (ii) decreasing the reported EBITDA margin percentage from 13.44% to 13.39%, and (iii) increasing the reported free cash flow from $1,028 million to $1,063 million. Our bonus plan provides for the Compensation and Human Capital Committee to make adjustments to the targets for events such as the disposal of a business. The 2022 targets were established under the assumption that there would be no business disposals during the year. In April 2022, we divested our PGW Auto Glass business. As a result, pursuant to the pre-established adjustment guidelines under the plan, the Compensation and Human Capital Committee adjusted the bonus targets to remove the budgeted results for this business between the disposal date and year-end. Bonus achievement for 2022 was determined by comparing calculated results against the revised targets.

The following table sets forth with respect to the 2022 annual bonus awards (a) the threshold, target, and maximum for each of the three performance metrics referenced above along with the actual achievement (which includes the adjustments previously mentioned) and (b) each executive's bonus opportunity at target along with the earned bonus amount. Performance below threshold for a given measure would result in no payment for that component. Performance at threshold, target, or maximum for a given measure would result in payment of 50%, 100%, or 200% of target, respectively, for that component. Performance between levels is linearly interpolated.

	Corporate Program
($ in millions)	EBITDA (30% Wtg.)	EBITDA Percentage (30% Wtg.)	Free Cash Flow (40% Wtg.)
Threshold	$1,593	12.0%	$850
Target	$1,722	13.0%	$950
Maximum	$1,851	14.0%	$1,050

Achieved	$1,787	13.39%	$1,063
Payout as % of target	150%	139%	200%

Weighted Total	167%

	2022 Target Bonus Opportunity		2022 Actual Bonus Earned
	% Salary	$	% of Target	$
Dominick Zarcone	135%	$1,417,500	167%	$2,362,781
Rick Galloway	40%/60% (1)	$209,187	180%	$376,417
Varun Laroyia	75%	$594,329	167%	$990,666
Justin Jude	60%	$368,975	193%	$713,367
Walter Hanley	60%	$286,488	167%	$477,536
Matthew McKay	60%	$266,219	167%	$443,751
Arnd Franz (2)	60%	$335,396	137%	$459,593
(1)    In connection with his promotion, the terms of Mr. Galloway’s participation in our bonus plan were adjusted to threshold, target and maximum potential 2022 bonus payout percentages of 20/40/80 (multiplied by base salary prior to September 15, 2022) on the North America Wholesale bonus plan for the portion of the calendar year prior to September 15, 2022 and percentages of 30/60/120 (applied to base salary after September 15, 2022) on the Corporate bonus plan for the portion of the calendar year after September 15, 2022. The target bonus opportunity amount shown is the sum target under both plans for the applicable portion of 2022.
(2)     Pursuant to Swiss law, Mr. Franz received a pro-rated annual bonus for 2022 based on the number of months he worked for us in 2022. The target bonus opportunity amount and actual bonus earned amount shown take into account the proration.

Bonus targets are established annually upon completion of our budget and guidance setting process and are approved by the Compensation and Human Capital Committee. Targets are based on events and circumstances as of the time that annual budgets are established and guidance is set, which may be impacted by external factors, including currency exchange rates, inflation, scrap and precious metals prices, and other external events, such as tax legislation and the COVID-19 pandemic. In some instances, based on these events and circumstances, bonus targets may be set at levels lower than the prior year actual performance. In 2022, we budgeted decreases in EBITDA dollars and EBITDA percentage primarily due to transitory effects related to metals in 2021 that were not projected to reoccur in 2022, and to a lesser extent, impacts from currency exchange rates. The 2022 target for EBITDA dollars was also lowered upon the divestiture of PGW Auto Glass in April 2022. Additionally, free cash flow in 2021 was relatively high compared to prior years as a result of, among other things, profitability improvements and extensions of payment terms. In 2022, our operational objectives included further replenishing our depleted inventory levels, which we anticipated would reduce free cash flow levels relative to 2021 as well as the projected reduction in profitability, including the effect of the PGW divestiture, as described above. As a result, the 2022 bonus target for free cash flow was set at a level lower than actual performance for 2021.

Long Term Incentive Awards

We grant performance awards each year to certain of our key employees (including our named executive officers) that are designed to reward multi-year performance, create retention incentives, and in the case of equity awards, to align the interests of recipients with those of stockholders because the realized value reflects our stockholder return. When making long-term incentive awards, we consider factors specific to each employee such as salary, position and responsibilities. We also consider factors such as the rate of the Company’s development and growth and an estimate of the value of each award. In addition, we determine the amount of dilution that we believe would be generally acceptable to our stockholders and correspondingly limit the aggregate number of equity awards granted each year.

In 2022, our long-term incentive awards to certain of our key employees (including our named executive officers) consisted of a mix of the following four grant types:
•Cash-Based LTI Awards: Cash-based long-term incentive opportunity granted under the CIP that may be earned from 0 to 200% of the target amount, based on performance against financial metrics measured over the three-year performance period from January 1, 2022 through December 31, 2024. The financial metrics for the 2022-2024 performance period are adjusted diluted EPS for 2024 (weighted 40%), three-year average parts & services organic revenue growth (weighted 40%), and three-year average ROIC (weighted 20%). Amounts earned based on financial performance may be modified up or down by up to 10%, based on achievement of multi-year ESG objectives.
•PSU-1s: Performance-based restricted stock units granted under the Equity Incentive Plan that generally vest over a three-year period, subject to the executive’s continued employment through the date of vesting, but only if we achieve positive diluted EPS during any fiscal year within five years from the date of grant. In addition, the PSU-1s are aligned with stockholders' interests because the ultimate value of any earned shares depends on our total stockholder return over the performance and vesting period.
•PSU-2s: Performance-based restricted stock units granted under the Equity Incentive Plan that may be earned from 0 to 200% of the target number of shares based on the same financial metrics as used for the cash-based LTI awards, measured over the same three-year performance period, subject to the executive's continued employment through the date of vesting. In addition to rewarding achievement of such performance objectives, the PSU-2s are aligned with stockholders' interests because the ultimate value of any earned shares depends on our total stockholder return over the performance and vesting period.
•2022 RSUs: In February 2022, we granted RSUs to Mr. Galloway that were related to his prior non-executive position. These RSUs will vest approximately 10% every six months over five years with the first vesting occurring in July 2022. On September 15, 2022, we granted one-time RSU awards to Mr. Galloway and Mr. Laroyia in connection with their new roles. The RSUs granted to Mr. Galloway will vest approximately 16.67% every six months over three years with the first vesting occurring on March 1, 2023. The RSUs granted to Mr. Laroyia vest 25% every six months over two years with the first vesting occurring on March 1, 2023.

Cash-Based LTI Awards

Target awards are established for each participant (including each named executive officer) as a specified dollar amount that may be earned up to 200% of the target award value, based on performance against the financial goals.

2020-2022 LTI

The performance measures for the 2020-2022 performance period were adjusted diluted EPS, average organic parts & services revenue growth and average ROIC. ROIC is calculated as adjusted net operating profit after tax divided by average invested capital, which is defined as average stockholders’ equity plus average net debt (calculated as total debt less cash and equivalents). The performance measures were subject to adjustments for certain items as specified by the Compensation and Human Capital Committee at the time the LTI targets were established. Such adjustments related to currency exchange rates (for adjusted diluted EPS only); asset impairments; restructuring and acquisition expenses; gains and losses related to acquisitions and divestitures; atypical environmental and legal losses; amortization expense of acquired intangibles; change in fair value of contingent consideration liabilities; results of discontinued operations; other extraordinary, unusual or infrequently occurring items; and certain other minor adjustments. The Compensation and Human Capital Committee, in establishing the target goals for the performance measures in 2020, took into consideration the effect of the potential adjustments that would be used to calculate the actual performance. Using the calculation method and adjustments approved by the Compensation and Human Capital Committee, diluted EPS for 2022 was decreased from $4.14 on a GAAP basis to $3.95 for the LTI calculation, average organic parts & services revenue growth for 2020-2022 was increased from 1.7% to 1.8% and average ROIC for 2020-2022 was increased from 12.6% to 13.4%.

The table below sets forth the targets for these performance measures for the 2020-2022 performance period and the actual results for each component. These results produced a payout that was 172% of target. The Summary Compensation Table on page 40 sets forth under the column entitled “Non-Equity Incentive Plan Compensation” the amounts earned and subsequently paid for the years presented with respect to our named executive officers who were participants in the plan for this period.

	Weighting	Threshold Goal (50% of target payout)	Target Goal (100% of target payout)	Maximum Goal (200% of target payout)	Actual Results	Payout	Weighted Payout
Adjusted Diluted EPS (3rd Year)	40.0%	$2.71	$2.89	$3.07	$3.95	200%	80%
3-Year Average Organic Parts & Services Revenue Growth	40.0%	0.5%	1.5%	2.5%	1.8%	130%	52%
3-Year Average ROIC	20.0%	9.75%	10.0%	10.25%	13.4%	200%	40%
					Total Payout		172%

2022-2024 LTI

The performance measures for the 2022-2024 performance period are adjusted diluted EPS (calculated using the same adjustments as described in the 2020-2022 LTI section above), three-year average parts & services organic revenue growth, and three-year average ROIC (calculated as described in the 2020-2022 LTI section above). The Compensation and Human Capital Committee, in establishing the target goals for the performance measures in 2022, took into consideration the effect of the potential adjustments that would be used to calculate the actual performance.

The table below sets forth the targets for these performance measures for the 2022-2024 performance period and the corresponding payout as percentages of targets.

EPS Achievement in 2024 (40% Wtg.)	3-Year Average Parts & Services Organic Revenue Growth (40% Wtg.)	3-Year Average ROIC (20% Wtg.)	Payout (% of Target)(1)
<$4.00	<2.0%	<14.00%	0%
$4.00	2.0%	14.00%	50%
$4.50	3.5%	14.75%	100%
>=$5.00	>=5.0%	>=15.50%	200%
(1)    Payout percentages are calculated based on the weighted sum of the respective actual results of each performance measure. If the actual achievement is between the goal levels shown above, the payout is linearly interpolated.

Starting with the 2021-2023 performance period, the Compensation and Human Capital Committee added a component to the cash-based long term incentive awards that provides that the earned and payable award amount may be modified by the Committee by increasing or decreasing the award amount by up to 10% depending on the attainment by the Company of its multi-year ESG initiatives.

Each named executive officer’s threshold, target, and maximum award opportunity under the 2022-2024 LTI is set forth in the table below.

	Threshold (50%)	Target (100%)	Maximum (200%)
Dominick Zarcone	$700,000	$1,400,000	$2,800,000
Rick Galloway	$80,217	$160,433	$320,866
Varun Laroyia	$262,500	$525,000	$1,050,000
Justin Jude	$185,000	$370,000	$740,000
Walter Hanley	$180,000	$360,000	$720,000
Matthew McKay	$115,000	$230,000	$460,000
Arnd Franz	$185,000	$370,000	$740,000

PSU-1s

The PSU-1s generally vest in equal tranches over a three-year period on each six-month anniversary of the grant date, provided that we achieve positive diluted EPS during any fiscal year period within five years following the grant date. Generally, no PSU-1s vest prior to achievement of positive diluted EPS, and, if positive diluted EPS is not achieved within the five years following grant, the PSU-1 is forfeited. The performance-based condition for the PSU-1s granted in 2022 was met in February 2023, and all applicable PSU-1s that had previously met the time-based vesting condition have vested and the remaining PSU-1s will vest according to the remaining schedule of the time-based condition.

PSU-2s

The PSU-2s granted in 2022, other than one of the PSU-2 awards granted to Mr. Galloway on September 15, 2022, generally vest based on the performance of the Company with respect to adjusted diluted EPS, three-year average parts & services organic revenue growth, and three-year average ROIC over the three-year performance period (January 1, 2022 through December 31, 2024). The table above under “2022-2024 LTI” sets forth the targets for these performance measures for the 2022-2024 performance period and the corresponding payout as percentages of target share units.

One PSU-2 award granted to Mr. Galloway on September 15, 2022 generally vests based on the performance of the Company with respect to adjusted diluted EPS, three-year average parts & services organic revenue growth, and three-year average ROIC over the three-year performance period January 1, 2021 through December 31, 2023. The goals for these measures for the 2021-2023 performance period were disclosed in the proxy statement filed with the SEC on March 21, 2022 in connection with our 2022 Annual Meeting of Stockholders.

Policy and Procedures for Granting Equity

We grant equity awards annually, on the first business day following the Company's release of earnings for the previously completed fiscal year, and in other limited circumstances, such as commencement of employment or promotion.

Other Compensation

In order to be competitive in attracting executive personnel, we provide certain other compensation to our executive officers, including matching contributions for a portion of the executive officers’ contributions to our retirement plans, contributions to a European defined contribution plan, payment of life insurance, disability insurance, accidental death or disability insurance premiums, and vehicle leasing.

In connection with his new role, under his letter agreement with us dated September 14, 2022 (the “Laroyia Letter Agreement”), Mr. Laroyia is entitled to a number of additional benefits through June 20, 2024, including eligibility for him and his eligible dependents to participate in the GeoBlue Plan (at the cost to him equal to the premium amounts the Company charges its U.S. employees for medical, dental, and vision coverage), reimbursement for the cost associated with his family joining a health club, tax equalization on his total compensation on the basis of Illinois residency and Company paid annual tax preparation services, relocation benefits, a housing allowance, school tuition in Switzerland, family travel reimbursement, and a company vehicle.

See footnote 5 to the Summary Compensation Table for more information regarding these items of other compensation.

Retirement Plans

We have a 401(k) plan covering substantially all of our U.S. employees, including our U.S. named executive officers. The 401(k) plan allows participants to defer their eligible compensation in amounts up to the statutory limit each year. We make matching contributions equal to 100% of the portion of the participant's contributions that does not exceed 2% of the participant's eligible compensation and 50% of the portion of the participant's contributions between 2% and 6% of the participant's eligible compensation. Each participant is fully vested in such participant’s contributions and any earnings they generate. Each 401(k) participant becomes vested in our matching contributions, and any earnings they generate, in the amounts of 50%, 75% and 100% after two, three and four years of service, respectively. Each participant becomes vested in our profit sharing contributions, if any, and any earnings they generate, in the amounts of 25%, 50%, 75% and 100% after one, two, three and four years of service, respectively.

We also have two substantially similar plans for highly compensated U.S. employees, or HCEs, that supplement the 401(k) plan. All of our U.S. named executive officers are HCEs. The tax laws impose a maximum percentage of salary that can be contributed each year by HCEs to our 401(k) plan depending on the participation level of non-HCEs. We adopted the supplemental plans to provide additional opportunities for retirement savings that would otherwise be restricted by IRS limits. The supplemental plans operate similarly to the 401(k) plan except that contributions by HCEs to the supplemental plans are not subject to the statutory maximum percentage, the balance in each HCE’s account in the supplemental plans is a general asset of ours, and in the event of our insolvency, the HCE would be a general, unsecured creditor with respect to such amount.

The terms of the supplemental plans limit the maximum annual contribution by each participant to 100% of the HCE’s salary (including commissions), bonuses and cash long term incentive awards. Participants have the choice to invest the funds in their accounts in the supplemental plans from among a specified group of investment funds. A participant is entitled to a distribution of the funds in his or her account in the plan upon either a termination of service or, prior thereto, in the event the participant elected an in-service distribution.

Severance Protection

Severance Policy

We have a Severance Policy for Key Executives (the “Severance Policy”), including all of our named executive officers. The Severance Policy sets forth in a written document the terms and conditions that the Company would normally expect to follow upon an involuntary separation of service of a key executive. We believe that it is in the Company's interest to have a formal Severance Policy to provide increased certainty for the executives and the Company in the event of a severance. Further, the formalization of the policy is expected to assist the Company with the recruitment and retention of key executives, provide the Company with important protections, and reduce costs in the event of a dispute. The Severance Policy provides cash severance and other benefits in the event of a termination by the Company without “cause” or by the Covered Executive (as defined below) with “good reason” (as each term is defined in the Severance Policy or as supplemented by the Laroyia Letter Agreement for Mr. Laroyia). For additional information about our Severance Policy, refer to “Potential Payments Upon Termination or Change in Control” on page 46.

Change of Control Agreements

We have Change of Control Agreements with certain of our employees, including each of our named executive officers, that provide cash severance and other benefits in the event of a qualifying termination of employment within 12 months prior to or 24 months following a Change of Control, as defined in the agreements. We provide these agreements to ensure these executives are able to objectively consider transactions that will benefit stockholders even if it is likely to result in termination of the executives' employment. The agreements have an initial term of three years and will automatically renew for a two-year period at the end of the initial term and each two-year anniversary thereafter, unless notice of termination is given by the Company at least 60 days before any such renewal date. The operative provisions of the agreements will apply, however, only if a Change of Control, as defined in the agreements, occurs during the period the agreement is in effect. For additional information about our Change of Control Agreements, refer to “Potential Payments Upon Termination or Change in Control” on page 46.

Compensation-Related Governance Policies

Performance-Based Compensation Recovery Policy

In March 2019, our Compensation and Human Capital Committee adopted a Performance-Based Compensation Recovery Policy applicable to performance-based compensation granted to our executive officers on or after January 1, 2019. In the event that the Board of Directors determines that an executive officer engaged in fraud or intentional misconduct that caused the need for a material negative restatement of our financial statements, our Board of Directors, in its discretion and to the extent legally permitted, may recapture the incremental portion of compensation from any cash or equity-based award granted to such executive officer in the preceding three years in excess of the amount that would have been paid or payable based on the restated financial results. We intend to update our Performance-Based Compensation Recovery Policy to address the recovery of erroneously-awarded incentive compensation in compliance with the requirements of the Dodd-Frank Act, final SEC rules and applicable listing standards.

Stock Ownership Requirements

Each of our named executive officers is expected to hold a minimum of at least the number of shares equal in value to a multiple of his or her annual base salary as set forth below. These requirements are to be satisfied within five years of an individual becoming subject to the requirements. Until the expected level of ownership is achieved, each executive must retain at least 50% of the net-after-tax shares from equity compensation vesting. For purposes of our stock ownership requirements, we include the number of shares actually owned by the named executive officer in his or her own name or in the name of an estate planning entity of which the named executive officer is the sole beneficiary. We also include restricted stock units. However, we exclude any shares of stock that the named executive officer has a right to acquire through the exercise of stock options and any shares of stock subject to the three-year performance awards (PSU-2s). The complete guidelines can be found on our website at www.lkqcorp.com (click the “Corporate Governance” link under “Investor Relations”).

POSITION	MULTIPLE OF BASE SALARY
Chief Executive Officer	5x
Executive Vice Presidents	3x
Senior Vice Presidents	2x

Insider Trading

We have a comprehensive insider trading policy that is applicable to, among others, our named executive officers. The policy prohibits trading during quarterly “blackout” periods and other periods during which material information about us has not been publicly disclosed.

Pledging/Hedging

The Company’s policies prohibit our directors, officers, and employees from pledging our common stock or engaging in hedging transactions involving our common stock, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds.

Forfeiture of Equity Awards for Restrictive Covenant Violations

Our equity awards generally provide that our executive officers will forfeit to the Company their unvested equity awards, the shares received upon vesting of the equity awards, and the proceeds from the sale of shares received upon vesting of such equity awards if the executive officer violates the restrictive covenants in the award agreements relating to the equity awards. The restrictive covenants prohibit the executive officer from competing with us, soliciting our customers and employees, and improperly using our confidential information, for a specified period after the executive officer’s affiliation with us ceases.

Indemnification

Each of our named executive officers is a party to an indemnification agreement with us that assures the officer of indemnification and advancement of expenses to the fullest extent permitted by Delaware law and our Certificate of Incorporation.

Deductibility

Section 162(m) of the Internal Revenue Code (“Code”) limits the deductibility of compensation in excess of $1 million paid to any one named executive officer in any calendar year.

Risks Relating to our Compensation Policies and Practices

We periodically undertake an analysis of our compensation policies and practices to assess whether risks arising from such policies and practices are reasonably likely to have a material adverse effect on our Company. The analysis is performed by our management with oversight by the Compensation and Human Capital Committee of our Board of Directors. We analyze a number of potential risks including (a) the behaviors the compensation program would likely motivate, (b) the relative financial burden of the program, (c) the aspects of the program requiring judgment, (d) whether the program results in the loss, or failure to retain, critical talent, (e) the effects of the different time horizons of our compensation components, and (f) whether the Compensation and Human Capital Committee has discretion with respect to the administration of the program. Based on that analysis, we concluded in 2022 that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on our Company.

Compensation and Human Capital Committee Report

The information contained in this report will not be deemed to be “soliciting material,” or to be “filed” with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, nor will such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

We have reviewed and discussed with management the Compensation Discussion and Analysis to be included in the Company’s 2023 Annual Stockholder Meeting Schedule 14A Proxy Statement, to be filed pursuant to Section 14(a) of the Exchange Act (the “Proxy Statement”). Based on the review and discussions referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in the Proxy Statement.

Compensation and Human Capital Committee (as of March 20, 2023):
John W. Mendel (Chair)
Patrick Berard
Meg A. Divitto
Robert M. Hanser
Jacob Welch

EXECUTIVE COMPENSATION—COMPENSATION TABLES

Summary Compensation Table

The following table includes information concerning compensation for the three-year period ended December 31, 2022 paid to our named executive officers:

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Dominick Zarcone	2022	$1,050,000	$—	$5,000,075	$4,515,281	$175,536	$10,740,892
President and CEO	2021	$1,050,000	$—	$4,200,026	$4,035,000	$160,610	$9,445,636
	2020	$962,828	$—	$3,750,034	$3,003,525	$127,286	$7,843,673
Rick Galloway*	2022	$437,900	$—	$810,102	$635,578	$43,183	$1,926,763
SVP and CFO

Varun Laroyia	2022	$792,438	$—	$3,325,072	$1,851,666	$161,508	$6,130,684
EVP and CEO and Managing Director, LKQ Europe	2021	$764,904	$—	$1,500,026	$1,657,356	$72,066	$3,994,352
	2020	$624,631	$—	$1,500,021	$1,114,275	$59,882	$3,298,809
Justin Jude	2022	$614,959	$—	$1,110,095	$1,316,067	$68,075	$3,109,196
SVP of Operations - Wholesale Parts Division	2021	$587,260	$—	$1,050,064	$1,064,712	$50,393	$2,752,429
	2020	$498,770	$—	$1,050,044	$697,779	$47,474	$2,294,067
Walter Hanley	2022	$477,479	$—	$1,080,061	$1,080,236	$63,861	$2,701,637
SVP - Development	2021	$467,452	$—	$1,050,064	$980,942	$51,986	$2,550,444
	2020	$438,885	$—	$1,050,044	$683,422	$45,269	$2,217,620
Matthew McKay*	2022	$443,699	$—	$690,006	$598,731	$54,126	$1,786,562
SVP - General Counsel & Corporate Secretary

Arnd Franz **	2022	$558,993	$—	$1,110,095	$459,593	$114,424	$2,243,105
Former SVP and former CEO, LKQ Europe	2021	$677,068	$—	$1,050,064	$1,028,892	$143,349	$2,899,373
	2020	$603,552	$221,687	$1,050,044	$221,994	$145,378	$2,242,655
*    Compensation for 2021 and 2020 for Mr. Galloway and Mr. McKay is not disclosed because neither were named executive officers during those fiscal years.
**    Mr. Franz's employment relationship with the Company terminated effective October 31, 2022. Amounts included within the tables above and that follow for 2022, 2021 and 2020 are translated from Swiss Francs (CHF) or Euros to U.S. Dollars at the 2022, 2021 and 2020 average exchange rates.
(1)    The base compensation of our executive officers is discussed beginning on page 31. With respect to year 2020, the base compensation of our executive officers reflects both the 20% salary reductions during the second quarter of 2020 and a four-month delay in adjusting the salaries.
(2)    The amount shown as bonus for Mr. Franz for 2020 represents the difference between his actual award under the annual incentive plan and the amount he would have received if his targets under that plan had not been modified as described in the proxy statement we filed with the SEC in connection with our 2021 Annual Meeting of Stockholders.
(3)    The amounts shown above represent the aggregate grant date fair value of awards granted during the period indicated, calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The grant date fair value was calculated by multiplying the volume-weighted average price of underlying shares on the date of grant by the number of awards granted. PSU-1s have only a single possible achievement level (target), which was the basis for the grant date fair value disclosed in the table above. PSU-2s may be earned from 0% to 200% of the target number of share units based on performance versus goals for the performance period beginning January 1, 2022 and ending December 31, 2024 and were valued based on performance at 100% of target in the table above. The following table summarizes the grant date fair value of the 2022 PSU-1 and PSU-2 awards as disclosed above and at maximum achievement levels for each executive:

	PSU-1s Grant Date Fair Value		PSU-2s Grant Date Fair Value
Name	Target	Maximum	Target	Maximum
Dominick Zarcone	$2,800,038	$2,800,038	$2,200,037	$4,400,074
Rick Galloway	$—	$—	$330,002	$660,004
Varun Laroyia	$1,050,027	$1,050,027	$525,013	$1,050,026
Justin Jude	$740,047	$740,047	$370,048	$740,096
Walter Hanley	$720,041	$720,041	$360,020	$720,040
Matthew McKay	$460,004	$460,004	$230,002	$460,004
Arnd Franz	$740,047	$740,047	$370,048	$740,096
(4)    Our Non-Equity Incentive Plan Compensation includes amounts related to our cash-based LTI awards and annual bonus awards. The amounts for each named executive officer for each of these award categories are set forth in the table below. The amounts shown under Cash-Based LTI Earned for 2022 are equal to the amounts earned and subsequently paid for the 2020-2022 performance period, the amounts shown under Cash-Based LTI Earned for 2021 are equal to the amounts earned and subsequently paid for the 2019-2021 performance period and the amounts shown under Cash-Based LTI Earned for 2020 are equal to the amounts earned and subsequently paid for the 2018-2020 performance period. The amounts shown under Annual Bonus Earned are equal to the amounts earned and subsequently paid for each annual performance period under our annual bonus program related to the years presented. For more information regarding our annual incentive awards, see the section entitled “Annual Bonus Awards” beginning on page 32. For more information regarding our Cash-Based LTI awards, see the section entitled “Long Term Incentive Awards” beginning on page 34.

Name	Year	Cash-Based LTI Earned	Annual Bonus Earned	Total
Dominick Zarcone	2022	$2,152,500	$2,362,781	$4,515,281
	2021	$1,200,000	$2,835,000	$4,035,000
	2020	$483,210	$2,520,315	$3,003,525
Rick Galloway	2022	$259,161	$376,417	$635,578
Varun Laroyia	2022	$861,000	$990,666	$1,851,666
	2021	$510,000	$1,147,356	$1,657,356
	2020	$314,175	$800,100	$1,114,275
Justin Jude	2022	$602,700	$713,367	$1,316,067
	2021	$360,000	$704,712	$1,064,712
	2020	$230,395	$467,384	$697,779
Walter Hanley	2022	$602,700	$477,536	$1,080,236
	2021	$420,000	$560,942	$980,942
	2020	$192,694	$490,728	$683,422
Matthew McKay	2022	$154,980	$443,751	$598,731
Arnd Franz	2022	$—	$459,593	$459,593
	2021	$230,942	$797,950	$1,028,892
	2020	$—	$221,994	$221,994
(5)    The amounts include Company matching contributions under retirement plans, payment of life insurance, disability insurance, accidental death or disability insurance premiums, and other miscellaneous compensation related payments.

Name	Retirement Plans		Life Insurance Premiums	Disability Insurance Premiums	Other		Total
Dominick Zarcone	$158,448		$7,524	$9,564	$—		$175,536
Rick Galloway	$35,218		$1,140	$6,825	$—		$43,183
Varun Laroyia	$82,418		$2,622	$8,812	$67,656	(a)	$161,508
Justin Jude	$58,732		$1,710	$7,633	$—		$68,075
Walter Hanley	$48,355		$4,902	$10,604	$—		$63,861
Matthew McKay	$44,921		$1,710	$7,495	$—		$54,126
Arnd Franz	$95,193	(b)	$—	$—	$19,231		$114,424

(a)    As part of his assignment in Europe, Mr. Laroyia received benefits in 2022 related to housing, family travel, vehicle leasing and tuition.
(b)    LKQ was obligated annually to contribute CHF109,000 to a European defined contribution plan on behalf of Mr. Franz. The amount included is prorated for the portion of the year that Mr. Franz was employed by LKQ.

Grants of Plan-Based Awards for Fiscal Year Ended December 31, 2022

The following table sets forth information regarding plan-based awards granted by us to the named executive officers during the last fiscal year.

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards (5) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Dominick Zarcone	PSU-1	2/18/2022	$—	$—	$—	—	57,242	—	—	$2,800,038
	PSU-2	2/18/2022	$—	$—	$—	22,488	44,976	89,952	—	$2,200,037
	Annual Bonus		$708,750	$1,417,500	$2,835,000	—	—	—	—	$—
	LTI		$700,000	$1,400,000	$2,800,000	—	—	—	—	$—
Rick Galloway	RSU (4)	2/18/2022	$—	$—	$—	—	—	—	7,985	$390,055
	RSU (4)	9/15/2022	$—	$—	$—	—	—	—	1,832	$90,045
	PSU-2 (6)	9/15/2022	$—	$—	$—	3,357	6,714	13,428	—	$330,002
	Annual Bonus		$104,594	$209,187	$418,375	—	—	—	—	$—
	LTI		$80,217	$160,433	$320,866	—	—	—	—	$—
Varun Laroyia	RSU (4)	9/15/2022	$—	$—	$—	—	—	—	35,605	$1,750,032
	PSU-1	2/18/2022	$—	$—	$—		21,466		—	$1,050,027
	PSU-2	2/18/2022	$—	$—	$—	5,367	10,733	21,466	—	$525,013
	Annual Bonus		$297,164	$594,329	$1,188,658					$—
	LTI		$262,500	$525,000	$1,050,000	—	—	—	—	$—
Justin Jude	PSU-1	2/18/2022	$—	$—	$—	—	15,129	—	—	$740,047
	PSU-2	2/18/2022	$—	$—	$—	3,783	7,565	15,130	—	$370,048
	Annual Bonus		$184,488	$368,975	$737,951	—	—	—	—	$—
	LTI		$185,000	$370,000	$740,000	—	—	—	—	$—
Walter Hanley	PSU-1	2/18/2022	$—	$—	$—	—	14,720	—	—	$720,041
	PSU-2	2/18/2022	$—	$—	$—	3,680	7,360	14,720	—	$360,020
	Annual Bonus		$143,244	$286,488	$572,975	—	—	—	—	$—
	LTI		$180,000	$360,000	$720,000	—	—	—	—	$—
Matthew McKay	PSU-1	2/18/2022	$—	$—	$—	—	9,404	—	—	$460,004
	PSU-2	2/18/2022	$—	$—	$—	2,351	4,702	9,404	—	$230,002
	Annual Bonus		$133,110	$266,219	$532,438	—	—	—	—	$—
	LTI		$115,000	$230,000	$460,000	—	—	—	—	$—
Arnd Franz(7)	PSU-1	2/18/2022	$—	$—	$—	—	15,129	—	—	$740,047
	PSU-2	2/18/2022	$—	$—	$—	3,783	7,565	15,130	—	$370,048
	Annual Bonus		$201,238	$402,475	$804,950	—	—	—	—	$—
	LTI		$185,000	$370,000	$740,000	—	—	—	—	$—
(1)    The amounts shown related to the annual bonus awards represent payments that were possible for the 2022 annual performance period. The annual awards for 2022 were calculated as a percentage of weighted average salary of the named executive officer. If the actual achievement is between these levels (between threshold and target or target and maximum), the payout is linearly interpolated. The 2022 annual awards for our named executive officers have been earned and paid, and the actual amount earned by each named executive officer is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The amounts shown related to our LTI represent potential payments after the completion of the three-year performance period ending December 31, 2024. If the actual achievement is between these levels (between threshold and target or target and maximum), the payout is linearly interpolated. See “Executive Compensation - Compensation Discussion and Analysis” for more information.

(2)    The amounts shown for the PSU-1 award type represent the number of shares to be paid out upon the vesting of performance-based RSUs granted during the year. There is a single performance condition, so no threshold or maximum payouts are disclosed, and there is either a full payout of the amount shown (subject to time-based vesting) or no payout. See “Executive Compensation - Compensation Discussion and Analysis” for more information.
(3)    In 2022, LKQ granted performance-based three-year equity awards (PSU-2s) under our Equity Incentive Plan. As these awards are performance-based, the exact number of shares to be paid may be zero or may range from 50% to 200% of the target number of shares, depending on the Company's performance and the achievement of certain performance metrics (adjusted diluted EPS, three-year average organic parts & services revenue growth, and three-year average ROIC) over the three-year period ending December 31, 2024 (other than the second PSU-2 grant to Mr. Galloway as described in footnote 6 below). The amounts shown represent the number of shares that may be paid out upon achievement of the threshold, target, and maximum performance levels. Payout for performance between levels will be linearly interpolated. See “Executive Compensation - Compensation Discussion and Analysis” for more information.
(4)    The RSUs granted to Mr. Galloway in February 2022 were related to his prior non-executive position. These RSUs will vest approximately 10% every six months over five years with the first vesting occurring in July 2022. The amounts shown for the RSU awards granted in September 2022 to Mr. Galloway and Mr. Laroyia are in connection with their respective new roles. The RSUs granted to Mr. Galloway will vest approximately 16.67% every six months over three years with the first vesting occurring on March 1, 2023. The RSUs granted to Mr. Laroyia vest 25% every six months over two years with the first vesting occurring on March 1, 2023.
(5)    The amounts disclosed under the “Grant Date Fair Value of Stock and Option Awards” column represent the grant date fair value calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For more information, please see Footnote 3 to the Summary Compensation Table above.
(6)    On September 15, 2022, LKQ granted performance-based three-year equity awards (PSU-2s) under our Equity Incentive Plan to Mr. Galloway with respect to the 2021-2023 and 2022-2024 performance periods. As these awards are performance-based, the exact number of shares to be paid may be zero or may range from 50% to 200% of the target number of shares, depending on the Company's performance and the achievement of certain performance metrics (adjusted diluted EPS, three-year average organic parts & services revenue growth, and three-year average ROIC) over the three-year periods ending December 31, 2023 and December 31, 2024 (note that these are the same metrics for the PSU-2 grants to other NEOs in 2021 and 2022). The amounts shown represent the number of shares that may be paid out upon achievement of the threshold, target, and maximum performance levels. Payout for performance between levels will be linearly interpolated. See “Executive Compensation - Compensation Discussion and Analysis” for more information.
(7)    Upon his termination, Mr. Franz forfeited each of these awards other than his pro-rated annual bonus, which was paid pursuant to Swiss Law.

Outstanding Equity Awards at Fiscal Year-End December 31, 2022

The following table sets forth information regarding the status of equity awards held by the named executive officers at December 31, 2022.

	Stock Awards (1)
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2)(3)
Dominick Zarcone	106,227	$5,673,584	227,731	$12,163,113
Rick Galloway	23,413	$1,250,488	13,428	$717,189
Varun Laroyia	75,103	$4,011,251	73,458	$3,923,392
Justin Jude	27,750	$1,482,128	51,526	$2,752,004
Walter Hanley	27,341	$1,460,283	51,116	$2,730,106
Matthew McKay	15,638	$835,226	23,835	$1,273,027
Arnd Franz	—	$—	—	$—
(1)    The stock awards include RSUs, PSU-1s and PSU-2s. PSU-1s generally vest in equal tranches on March 1 and September 1 over a three-year period on each six-month anniversary of the grant date based on continued service, provided that we achieve positive diluted EPS during any fiscal year period within five years following the grant date. Generally, no PSU-1s vest prior to achievement of positive diluted EPS, and, if positive diluted EPS is not achieved within the five years following grant, the PSU-1 is forfeited. The performance-based conditions for the PSU-1s granted in 2020, 2021 and 2022 were met, and all applicable PSU-1s that had previously met the time-based vesting condition vested immediately and the remaining PSU-1s will vest according to the remaining schedule of the time-based condition.

We granted performance-based restricted stock units (PSU-2s) in 2020, 2021 and 2022. The exact number of shares to be paid out after completion of the performance period may be up to twice the grant amount. The following table sets forth the vesting schedule of the unvested number of RSUs, PSU-1s and PSU-2s for each named executive officer as of December 31, 2022, with the 2020 PSU-2s based on actual achievement of 172% of target for the performance period ended December 31, 2022, and the 2021 and 2022 PSU-2s, for which the performance period has not yet ended, based on maximum potential achievement:

	2023	2024	2025	2026	2027	Total
Dominick Zarcone	130,422	104,043	99,493	—	—	333,958
Rick Galloway	8,009	12,486	13,263	2,286	797	36,841
Varun Laroyia	68,216	55,302	25,043	—	—	148,561
Justin Jude	35,341	26,284	17,651	—	—	79,276
Walter Hanley	35,136	26,148	17,173	—	—	78,457
Matthew McKay	13,987	14,515	10,971	—	—	39,473
Arnd Franz	—	—	—	—	—	—
(2)    The amounts shown in these columns are based on the closing price of a share of our common stock on December 30, 2022, the last trading day of fiscal year 2022.
(3)    The amounts shown in these columns include shares subject to PSU-2s, with the numbers and values of such shares based on actual achievement for the 2020 PSU-2s, for which the performance period ended December 31, 2022, and maximum potential achievement for the PSU-2s granted in 2021 and 2022, for which the performance period has not yet ended.

Option Exercises and Stock Vested for Fiscal Year Ended December 31, 2022

The following table sets forth information regarding the vesting of the named executive officers' RSUs, PSU-1s, and PSU-2s during the last fiscal year.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Dominick Zarcone	116,926	$5,707,504
Rick Galloway	6,600	$346,839
Varun Laroyia	51,849	$2,551,093
Justin Jude	32,757	$1,597,661
Walter Hanley	35,524	$1,730,814
Matthew McKay	12,504	$610,639
Arnd Franz	40,468	$2,074,204
(1)    The amounts shown in this column are based on the closing price of a share of our common stock on the vesting date of the applicable stock awards.

Pension Benefits

None of our named executive officers participated in or received benefits from a pension plan during the last fiscal year or in any prior year.

Nonqualified Deferred Compensation for Fiscal Year Ended December 31, 2022

The following table sets forth information regarding the accounts of the named executive officers in the retirement plans that supplement our 401(k) plan. These supplemental plans are discussed beginning on page 37.

Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY (2)	Aggregate Earnings in Last FY	Aggregate Withdrawals/Distributions	Aggregate Balance at Last FYE (3)
Dominick Zarcone	$305,100	$148,535	$(15,675)	$—	$2,060,482
Rick Galloway	$55,927	$25,305	$(41,736)	$—	$157,281
Varun Laroyia	$116,357	$72,505	$(129,695)	$—	$664,467
Justin Jude	$117,553	$48,819	$(479,604)	$—	$3,212,918
Walter Hanley	$62,295	$38,442	$(1,163,593)	$—	$3,641,605
Matthew McKay	$56,737	$35,008	$(104,981)	$—	$841,863
Arnd Franz (4)	$—	$—	$—	$—	$—
(1)    These amounts represent contributions to the supplemental plan by the named executive officers from their respective 2022 salaries and 2021 bonuses (paid in 2022) reported in the Summary Compensation Table under the columns entitled “Salary” (in 2022) and “Non-Equity Incentive Plan Compensation” (in 2021).
(2)    These amounts were also reported in the Summary Compensation Table under the column entitled “All Other Compensation.”
(3)    These amounts represent money we owe the named executive officers for salaries and incentive compensation they earned in prior years but did not receive because they elected to defer receipt. The following amounts of executive and Company contributions were included in the Summary Compensation Table in prior years: Mr. Zarcone - $1,499,543; Mr. Laroyia - $431,733; Mr. Jude - $766,578; and Mr. Hanley - $2,611,442. Mr. Galloway and Mr. McKay's contributions were not included in the Summary Compensation Table in prior years as they were not named executive officers during such years.
(4)    As a European executive officer, Mr. Franz did not participate in this type of retirement plan.

Potential Payments Upon Termination or Change in Control

Severance Policy

The Severance Policy applies to the executive officers of the Company and any other executive designated by the Compensation and Human Capital Committee (“Covered Executives”). It provides that, in the event the employment of a Covered Executive is terminated by the Company without “cause” or by the Covered Executive with “good reason” (as each term is defined in the Severance Policy or as supplemented by the Laroyia Letter Agreement for Mr. Laroyia), the Company will provide to such Covered Executive (a) a pro rata bonus for the year in which the termination occurs (based on the actual performance achieved, as applicable to other active participants), (b) during the Severance Period (defined as 18 months in the case of the Chief Executive Officer and our Chief Financial Officer and 12 months for all other Covered Executives), a monthly severance payment equal to one-twelfth of the sum of the Covered Executive’s latest annual base salary and the average annual bonus (for the two prior full fiscal years), (c) a pro rata payment of any pending long term incentive award (based on the actual performance achieved, as applicable to other active participants), (d) Company-subsidized health and dental coverage during the applicable Severance Period, (e) continuation of vesting of outstanding restricted stock units during the applicable Severance Period, and (f) outplacement services. The foregoing payments and benefits for a Covered Executive could be reduced in connection with the application of Internal Revenue Code Section 280G if such a reduction would enable the Covered Executive to financially benefit on an after-tax basis.

The receipt by a Covered Executive of any severance benefits is conditioned upon (a) the delivery by the Covered Executive of a full and unconditional release of all claims against the Company, and (b) compliance by the Covered Executive during the Severance Period with provisions relating to confidentiality, non-competition, non-solicitation of the Company’s customers, and non-hiring of the Company’s employees.

Change of Control Agreements

The Change of Control Agreements with our executive officers provide certain severance payments and other benefits upon a qualifying termination. Each of our named executive officers is a party to a change of control agreement. If the employee’s employment with the Company is terminated within two years following a Change of Control (or within 12 months prior to a Change of Control in certain circumstances) as a result of an Involuntary Termination (as defined in the agreements), then the employee will be entitled to receive payments and benefits that include the following:
•Payment of salary and other compensation accrued through the termination date;
•Payment of a pro rata annual bonus (in a lump-sum);
•A lump sum severance payment equal to two times (two-and-one-half times in the case of Mr. Zarcone) the sum of the employee's (a) salary and (b) the greater of the employee's target annual bonus or average annual bonus over the preceding three years;
•If applicable, all unreimbursed relocation expenses;
•Continuing coverage of the employee and the employee's dependents under the Company's health and dental care plans for up to a period of 24 months (30 months in the case of Mr. Zarcone);
•Outplacement services; and
•The employee's outstanding equity-based compensation awards shall become vested and exercisable (in the case of performance-based awards, based on actual or assumed performance).

If the employee’s employment with the Company is terminated as a result of death or disability, the employee or his or her estate will be entitled to receive salary and other compensation accrued through the termination date and a pro rata annual bonus (in a lump-sum). If the employee’s employment with the Company is terminated for Cause or the employee resigns for other than Good Reason (as those terms are defined in the agreement) the employee will be entitled to receive salary and other compensation accrued through the termination date.

The agreement also contains confidentiality obligations on the part of the employee that survive indefinitely and requires that the employee deliver a release to the Company as a condition to receiving payments of benefits under the agreement. The agreement also provides that in the event of a dispute concerning an agreement, the Company will pay the legal fees of the employee.

Under the agreements, a “Change of Control” would include any of the following events:
•any “person,” as defined in the Exchange Act, acquiring 30% or more of our outstanding common stock or combined voting power of our outstanding securities, subject to certain exceptions;
•during a two-year period, our current directors (or new directors approved by them) cease to constitute a majority of our Board; and
•a merger, consolidation, share exchange, reorganization or similar transaction involving the Company or any of its subsidiaries, a sale of substantially all the Company’s assets, or the acquisition of assets or stock of another entity by the Company (unless following such business combination transaction a majority of the Company’s directors continue as directors of the resulting entity, the holders of the outstanding voting securities of the Company immediately prior to such an event continue to own shares or other securities that represent more than 50% of the combined voting power of the resulting entity after such event in substantially the same proportions as their ownership prior to such business combination transaction, and no person owns 30% or more of the resulting entity’s common stock or voting securities).

In the event of a Change of Control of the Company, certain unpaid benefits under the Severance Policy would be accelerated and paid out upon the Change of Control. The Change of Control Agreements with the Company’s executive officers were amended to address the potential overlap of benefits under the Change of Control Agreement and the Severance Policy. As a result of these revisions, in the event of a Change of Control of the Company, a Covered Executive who is a party to a Change of Control Agreement will generally be eligible only for the benefits under the Change of Control Agreement (and not Severance Policy benefits). Moreover, if a Covered Executive had already received benefits under the Severance Policy, such received benefits would reduce or offset the benefits (to the extent that they are the same type of benefit) that are otherwise provided to the Covered Executive under the Change of Control Agreement.

Other Change of Control Payments

For equity awards, upon a Change of Control, if the acquiror assumes the awards on substantially the terms existing prior to the Change of Control, the vesting periods and/or conditions of the awards do not accelerate; if the acquiror does not assume the award or if the participant’s employment is terminated within two years of the Change of Control, the awards will be deemed fully vested (for performance-based awards, the vesting will be based on the actual or assumed achievement of the performance goals as determined by the Compensation and Human Capital Committee). Pursuant to the terms of our Cash Incentive Plan, upon a Change of Control, participants remain eligible to receive payments in accordance with the terms of outstanding awards subject to continued service, provided that the awards will be calculated based on the better of actual achievement of the performance goals or the target achievement. In addition, if the acquiror does not assume the awards or if the participant’s employment is terminated within two years of the Change of Control, the awards will be deemed earned based on the better of actual achievement of the performance goals or the target achievement.

The following table summarizes the value of payments and benefits that our named executive officers who were employed as of December 31, 2022 would have received under the circumstances described in the table assuming the event occurred on December 31, 2022. The table excludes amounts that were fully-earned as of December 31, 2022, such as accrued but unpaid salary, earned annual bonus awards for the one-year performance period ended December 31, 2022, and earned cash-based long-term incentive awards and PSU-2s for the three year performance period ended December 31, 2022.

In connection with his termination of employment, the Company entered into a Termination Agreement with Mr. Franz, under which he received his base salary through his last day of employment (October 31, 2022), and, pursuant to Swiss Law, he received a pro rata annual bonus for 2022 based on the number of months he worked for the Company in 2022 in an amount of $459,593, which was paid at the same time annual bonuses were paid to other employees. In addition, Mr. Franz is obligated under the Transition Agreement to abide by certain restrictive covenants, including a perpetual confidentiality covenant and a two-year no hire of senior employees of the Company or its affiliates. Mr. Franz's outstanding unvested equity awards and cash-based LTI were forfeited upon his termination.

	Involuntary Termination (1)(2)	Change of Control	Involuntary Termination Following a Change of Control (1)	Death or Disability (3)
Dominick Zarcone
Cash Severance	$5,591,486	$—	$8,533,968	$3,948,424
Unvested and Accelerated Share-based Awards	4,654,468	—	5,673,584	5,673,584
PSU - 2 Awards (4)	3,889,637	—	6,291,805	4,346,986
Cash-Based Long-Term Incentive (5)	2,333,333	—	4,200,000	2,800,000
Medical and Dental Benefits (6)	58,340	—	97,233	—
Other Benefits and Perquisites (7)	—	—	—	—
Total	$16,527,264	$—	$24,796,590	$16,768,994
Rick Galloway
Cash Severance	$1,380,000	$—	$1,840,000	$2,207,001
Unvested and Accelerated Share-based Awards	641,721	—	1,250,488	1,250,488
PSU - 2 Awards (4)	239,063	—	478,126	358,595
Cash-Based Long-Term Incentive (5)	262,171	—	473,473	316,953
Medical and Dental Benefits (6)	65,481	—	87,308	—
Other Benefits and Perquisites (7)	—	—	—	—
Total	$2,588,436	$—	$4,129,395	$4,133,037
Varun Laroyia
Cash Severance	$2,660,592	$—	$3,214,578	$3,535,283
Unvested and Accelerated Share-based Awards	3,153,700	—	4,011,251	4,011,251
PSU - 2 Awards (4)	1,389,194	—	1,962,444	1,267,847
Cash-Based Long-Term Incentive (5)	841,667	—	1,525,000	1,025,000
Medical and Dental Benefits (6)	43,503	—	58,005	—
Other Benefits and Perquisites (7)	—	—	—	—
Total	$8,088,656	$—	$10,771,278	$9,839,381
Justin Jude
Cash Severance	$1,206,048	$—	$2,330,528	$2,948,633
Unvested and Accelerated Share-based Awards	916,142	—	1,482,128	1,482,128
PSU - 2 Awards (4)	972,489	—	1,376,536	890,291
Cash-Based Long-Term Incentive (5)	590,000	—	1,070,000	720,000
Medical and Dental Benefits (6)	16,575	—	33,151	—
Other Benefits and Perquisites (7)	—	—	—	—
Total	$3,701,254	$—	$6,292,343	$6,041,052
Walter Hanley
Cash Severance	$1,005,835	$—	$1,921,623	$2,592,388
Unvested and Accelerated Share-based Awards	905,193	—	1,460,283	1,460,283
PSU - 2 Awards (4)	972,489	—	1,365,587	879,342
Cash-Based Long-Term Incentive (5)	586,667	—	1,060,000	710,000
Medical and Dental Benefits (6)	43,654	—	87,308	—
Other Benefits and Perquisites (7)	—	—	—	—
Total	$3,513,838	$—	$5,894,801	$5,642,013
Matthew McKay
Cash Severance	$914,538	$—	$1,707,502	$2,409,851
Unvested and Accelerated Share-based Awards	497,247	—	835,226	835,226
PSU - 2 Awards (4)	520,961	—	772,095	511,614
Cash-Based Long-Term Incentive (5)	326,667	—	605,000	417,500
Medical and Dental Benefits (6)	43,221	—	86,441	—
Other Benefits and Perquisites (7)	—	—	—	—
Total	$2,302,634	$—	$4,006,264	$4,174,191
(1)    Involuntary Termination means termination of employment by the Company without Cause (as defined in the Severance Policy or Change of Control Agreement) or resignation of employment by the named executive officer for Good Reason (as defined in the Severance Policy or Change of Control Agreement or as supplemented by the Laroyia Letter Agreement for Mr. Laroyia).

(2)    The amount shown for the Cash Severance payment would be paid out in equal monthly installments over the Severance Period (18 months in the case of our Chief Executive Officer and our Chief Financial Officer or 12 months in the case of all other Covered Executives except for Mr. Laroyia who also has a Severance Period of 18 months). The Unvested and Accelerated Share Based Awards amount represents the value of share-based awards (using the market value of LKQ common stock on the last trading day of 2022, $53.41) that would continue to vest during the Severance Period (18 months in the case of our Chief Executive Officer and our Chief Financial Officer or 12 months in the case of all other Covered Executives).
(3)    The amount shown for the Cash Severance payment represents the life insurance proceeds payable to the named executive officer’s beneficiaries pursuant to company-provided life insurance coverage in the event of death. In the event of disability each of the named executive officers would receive long-term disability payments equal to $30,000 per month until he reached the age of 65 pursuant to employer-funded long-term disability insurance coverage.
(4)    The performance period for the PSU-2s granted in 2020 ended on December 31, 2022, and therefore these are not included in the table above. Pursuant to our Severance Policy, upon Involuntary Termination without Cause, not related to a Change of Control, the PSU-2s granted in 2021 would be earned on December 31, 2023, which is during the assumed Severance Period for all named executive officers, but the PSU-2s granted in 2022 would not vest during the assumed Severance Period. Amounts presented above are based on projected performance as of December 31, 2022. Pursuant to the award agreement for the PSU-2s, upon Involuntary Termination without Cause Following a Change of Control, vesting of the PSU-2s granted in 2021 and 2022 would accelerate based on projected performance as of December 31, 2022. Pursuant to the award agreement, upon termination due to death or Disability, vesting of the PSU-2s granted in 2021 and 2022 would accelerate at target.
(5)    The performance period for the Cash-Based Long-Term Incentives granted in 2020 ended on December 31, 2022, and therefore these are not included in the table above. Pursuant to the Severance Policy, upon Involuntary Termination without Cause, not related to a Change of Control, a pro-rated portion of each of the Cash-Based Long-Term Incentives granted in 2021 and 2022 would be earned, based on actual performance at the end of the performance period. Amounts presented above are based on projected performance as of December 31, 2022. Pursuant to the CIP, upon Involuntary Termination without Cause Following a Change of Control, each of the Cash-Based Long-Term Incentives granted in 2021 and 2022 would be earned at the greater of actual achievement or target. Amounts presented above are based on actual achievement as of December 31, 2022. Pursuant to the CIP, upon termination due to death or Disability, the Cash-Based Long-Term Incentives granted in 2021 and 2022 would be earned at target.
(6)    Medical and Dental Benefits reflect the lump sum payment to each named executive officer in the event that the terms of the Company’s Health Plans (as defined in the agreement) do not allow participation subsequent to a termination or Change of Control. In the event the Health Plans do allow participation, such benefits paid by the Company will be dependent on actual claims incurred due to the self-insured nature of the Company’s plans. Medical and dental benefits are reduced to the extent that the individual becomes covered under a group health or dental plan providing comparable benefits.
(7)    In addition to the benefits shown, each named executive officer is entitled to receive outplacement services at the expense of the Company. The amounts to be incurred by the Company for such services would be dependent on the terms and conditions of the services, which would be determined prior to the termination date or Change of Control date.

Other than as described above or as set forth in the table above, we do not have any pension, change in control, severance or other post-termination plans or arrangements.

CEO Pay Ratio

As required by SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Dominick Zarcone, our Chief Executive Officer (“CEO”) on December 31, 2022. The pay ratio provided below is a reasonable estimate calculated in accordance with SEC rules and methods for disclosure. Due to estimates, assumptions, adjustments, and statistical sampling permitted under the rules, pay ratio disclosures may involve a degree of imprecision and may not be consistent with the methodologies utilized by other companies.

For 2022, the median of the annual total compensation of all our employees, other than our CEO, was $34,099; and the annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $10,740,892. As a result, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our employees was approximately 315 to 1. We took the following steps to identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO.
1.To identify the “median employee” from our employee population determined as of December 31, 2022, we used the amount of “gross wages” for the identified employees as reflected in our payroll records for 2022. For gross wages, we generally used the total amount of compensation the employees were paid before any taxes, deductions, insurance premiums, and other payroll withholding. We did not use any statistical sampling techniques. We annualized the compensation for employees who began employment after the start of the year. For compensation paid to our non-U.S. employees, we applied the U.S. dollar yearly average currency exchange rate to the local currency to facilitate comparison of all employees in U.S. dollars.
2.For the annual total compensation of our median employee, we identified and calculated the elements of that employee’s compensation for 2022 in accordance with the requirements of Item 402(c)(2)(x) of SEC Regulation S-K.

Pay Versus Performance

Provided below is the Company’s “pay versus performance” disclosure as required pursuant to Item 402(v) of Regulation S-K promulgated under the Exchange Act. As required by Item 402(v), we have included:
•A list of the most important measures that our Compensation and Human Capital Committee used in 2022 to link a measure of pay calculated in accordance with Item 402(v) (referred to as “compensation actually paid,” or “CAP”) to Company performance;
•A table that compares the total compensation of our named executive officers (“NEOs”) as presented in the Summary Compensation Table (“SCT”) to CAP and that compares CAP to specified performance measures; and
•Graphs that describe:
◦the relationship between our total shareholder return (“TSR”) and the TSR of the Dow Jones U.S. Auto Parts Index (“Peer Group TSR”); and
◦the relationships between CAP and our cumulative TSR, GAAP Net Income, and our Company-selected measure, Adjusted Diluted EPS.

This disclosure has been prepared in accordance with Item 402(v) and does not necessarily reflect value actually realized by the named executive officers or how our Compensation and Human Capital Committee evaluates compensation decisions in light of Company or individual performance. In particular, our Compensation and Human Capital Committee has not used CAP as a basis for making compensation decisions, nor does it use GAAP Net Income for purposes of determining incentive compensation. Please refer to our Compensation Discussion and Analysis on pages 25 to 39 for a discussion of our executive compensation program objectives and the ways in which we align executive compensation pay with performance.

Performance Measures Used for Linking Pay and Performance

The following is a list of performance measures, which in our assessment represent the most important performance measures used by the Company to link compensation actually paid to the NEOs for 2022. Each metric below is used for purposes of determining payouts under either our CIP or vesting of our PSU-2s. Please see the Compensation Discussion and Analysis for a further description of these metrics and how they are used in the Company’s executive compensation program.

Adjusted Diluted EPS
Organic Parts and Services Revenue Growth
Free Cash Flow
Return on Invested Capital
EBITDA Dollars
EBITDA Margin

Adjusted Diluted EPS was selected as the Company-selected measure for the Pay versus Performance table that follows because this performance measure has the strongest alignment with the key attributes of our operating plan and drives the creation of long-term shareholder value.

Pay Versus Performance Table

Below is the tabular disclosure for the Company’s President and Chief Executive Officer (“CEO”) (our Principal Executive Officer) and the average of our NEOs other than the CEO for 2022, 2021 and 2020.

Year	Summary Compensation Table Total for CEO(1)	Compensation Actually Paid to CEO(2)	Average Summary Compensation Table Total for Other NEOs(3)	Average Compensation Actually Paid to Other NEOs(4)	Value of Initial Fixed $100 Investment Based on:		GAAP Net Income ($ mil.)(7)	Adjusted Diluted EPS (8)
					Total Shareholder Return(5)	Peer Group Total Shareholder Return(6)
2022	$10,740,892	$11,905,149	$2,982,991	$2,761,619	$153	$105	$1,150	$3.95
2021	$9,445,636	$17,406,173	$3,049,150	$5,627,834	$169	$142	$1,092	$3.94
2020	$7,843,673	$7,733,481	$2,513,288	$2,401,479	$99	$118	$640	$2.68
(1)    The amounts reported in this column are the amounts of total compensation reported for our Chief Executive Officer, Dominick Zarcone, each corresponding year in the “Total” column of the Summary Compensation Table.
(2)    CAP to our CEO is computed in accordance with SEC rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid during the applicable year. In accordance with SEC rules, the following adjustments were made to SCT total compensation to determine the CAP values:

Reconciliation of SCT to CAP for CEO

Year	Summary Compensation Table Total for CEO	Minus Summary Compensation Table Value of Equity Granted to CEO	Plus Year-End Fair Value of Equity Granted During Fiscal Year that is Outstanding and Unvested at Year-End	Plus (Minus) Year-over-Year Change in Fair Value of Equity Granted in Prior Years that is Outstanding and Unvested at Year-End	Plus Fair Value at Vesting Date of Equity Granted and Vested During the Year	Plus (Minus) Change in Fair Value from Beginning of the Year to Vesting Date of Equity Granted in Any Prior Year that Vested During the Year	Minus Fair Value at Beginning of the Year of Equity Granted in Prior Year that was Forfeited During the Year	CEO CAP*
2022	$10,740,892	$(5,000,075)	$5,564,237	$1,513,443	$—	$(913,348)	$—	$11,905,149
2021	$9,445,636	$(4,200,026)	$6,584,867	$3,622,781	$—	$1,952,915	$—	$17,406,173
2020	$7,843,673	$(3,750,034)	$3,987,653	$(36,312)	$—	$(311,499)	$—	$7,733,481
*    The fair value of RSUs used to calculate CAP was based on LKQ’s closing stock price on each valuation date and includes the cash value of accrued dividends. The fair value of PSUs used to calculate CAP assumes estimated performance results as of the end of each reporting year for financial metrics (adjusted diluted EPS, organic parts and services revenue growth, and average ROIC, which were performance measures in our 2019, 2020, 2021, and 2022 PSU awards) and includes the cash value of accrued dividends.
(3)    For 2022, other NEOs are Mr. Galloway, Mr. Laroyia, Mr. Franz, Mr. Jude, Mr. Hanley, and Mr. McKay; for 2021 other NEOs are Mr. Laroyia, Mr. Franz, Mr. Jude, and Mr. Hanley; and for 2020 other NEOs are Mr. Laroyia, Mr. Franz, Mr. Jude, and Mr. Hanley
(4)    Average CAP to our other NEOs is computed in accordance with SEC rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid during the applicable year. In accordance with SEC rules, the following adjustments were made to SCT total compensation to determine the CAP values:

Reconciliation of SCT to CAP for Other NEOs

Year	Average Summary Compensation Table Total for Other NEOs	Minus Summary Compensation Table Value of Equity Granted to Other NEOs	Plus Year-End Fair Value of Equity Granted During Fiscal Year that is Outstanding and Unvested at Year-End	Plus (Minus) Year-over-Year Change in Fair Value of Equity Granted in Prior Years that is Outstanding and Unvested at Year-End	Plus Fair Value at Vesting Date of Equity Granted and Vested During the Year	Plus (Minus) Change in Fair Value from Beginning of the Year to Vesting Date of Equity Granted in Any Prior Year that Vested During the Year	Minus Fair Value at Beginning of the Year of Equity Granted in Prior Year that was Forfeited During the Year	Average Other NEOs CAP*
2022	$2,982,991	$(1,354,239)	$1,286,551	$241,235	$6,692	$(218,691)	$(182,920)	$2,761,619
2021	$3,049,150	$(1,162,555)	$1,822,671	$1,226,458	$—	$692,110	$—	$5,627,834
2020	$2,513,288	$(1,162,538)	$1,205,190	$(17,851)	$—	$(136,610)	$—	$2,401,479
*    The fair value of RSUs used to calculate CAP was based on LKQ’s closing stock price on each valuation date and includes the cash value of accrued dividends. The fair value of PSUs used to calculate CAP assumes estimated performance results as of the end of each reporting year for financial metrics (adjusted diluted EPS, organic parts and services revenue growth, and average ROIC, which were performance measures in our 2019, 2020, 2021, and 2022 PSU awards) and includes the cash value of accrued dividends.
(5)    Represents the cumulative TSR of LKQ for an initial investment of $100 on December 31, 2019 through and including the end of the fiscal year for each row in the table.
(6)    Represents the cumulative TSR of the Dow Jones U.S. Auto Parts Index, which is an industry line peer group reported in the performance graph included in the Company’s 2022 Annual Report on Form 10-K, for an initial investment of $100 on December 31, 2019 through and including the end of the fiscal year for each row in the table.
(7)    LKQ’s GAAP Net Income as reported in the Company’s Consolidated Statements of Income on Form 10-K for each fiscal year in the table.
(8)    LKQ’s Adjusted Diluted EPS, which is the Company-selected measure, as calculated for purposes of our PSU-2s and Cash-based LTI for the applicable fiscal year. We define Adjusted Diluted EPS as GAAP Diluted EPS adjusted for certain items as specified by the Compensation and Human Capital Committee at the time the LTI targets were established. Such adjustments relate to currency exchange rates; asset impairments; restructuring and acquisition expenses; gains and losses related to acquisitions and divestitures; atypical environmental and legal losses; amortization expense of acquired intangibles; change in fair value of contingent consideration liabilities; results of discontinued operations; other extraordinary, unusual or infrequently occurring items; and certain other minor adjustments.

Relationship between Company TSR and Peer Group TSR and CAP and Company TSR

The graph below illustrate the relationship between our TSR and the Peer Group TSR, as well as the relationship between CAP and our TSR for the CEO and other NEOs.

Relationship between CAP and GAAP Net Income

The graph below reflects the relationship between the CEO and Average Other NEO CAP versus our GAAP Net Income for each fiscal year. GAAP net income is not used as a performance measure in any of our executive incentive plans.
Relationship between CAP and Adjusted Diluted EPS (our Company-Selected Measure)

The graph below reflects the relationship between the CEO and Average Other NEO CAP versus our Adjusted Diluted EPS for each fiscal year. Adjusted Diluted EPS is used as a performance measure in our cash-based LTI and PSU-2s.

OTHER INFORMATION

Principal Stockholders

The following table sets forth the following information based on the most recent information available to the Company, as of March 10, 2023, regarding the beneficial ownership of our common stock by:
•each person known by us to be the beneficial owner of more than 5% of the outstanding common stock (based solely on a review of filings on Schedule 13G or 13D with the SEC);
•each of our directors and named executive officers; and
•all of our directors and executive officers as a group.

	Shares Beneficially Owned (2)
Name and Address of Beneficial Owner (1)	Number	Percent
The Vanguard Group, 100 Vanguard Blvd, Malvern, PA 19355 (3)	28,547,089	10.7%
BlackRock, Inc., 55 East 52nd Street, New York, NY 10055 (4)	21,186,240	7.9%
Massachusetts Financial Services Company, 11 Huntington Avenue, Boston, MA 02199 (5)	14,518,975	5.4%
Patrick Berard	8,582	*
Meg A. Divitto	11,796	*
Robert M. Hanser	16,449	*
Joseph M. Holsten	133,677	*
Blythe J. McGarvie	23,333	*
John W. Mendel	11,979	*
Jody G. Miller	13,596	*
Guhan Subramanian	42,644	*
Xavier Urbain	7,621	*
Jacob Welch	—	—
Dominick Zarcone (6)	417,452	*
Varun Laroyia	127,269	*
Arnd Franz	82,229	*
Justin Jude	127,617	*
Walter Hanley (7)	276,546	*
Rick Galloway	10,014	*
Matthew McKay	54,278	*
All directors and executive officers as a group (20 persons)	1,461,511	*
*    Represents less than 1% of our outstanding common stock.
(1)    Unless otherwise specified, the address of each such person is c/o LKQ Corporation, 500 West Madison Street, Suite 2800, Chicago, Illinois 60661.
(2)    Shares are considered beneficially owned, for the purpose of this table only, if held by the person indicated as beneficial owner, or if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote, to direct the voting of and/or to dispose of or to direct the disposition of such security, or if the person has the right to acquire beneficial ownership within 60 days, unless otherwise indicated in these footnotes.
(3)    Based solely on the Schedule 13G/A filed by The Vanguard Group on February 9, 2023. The Vanguard Group reported sole voting power over zero shares, shared voting power over 377,669 shares, sole dispositive power over 27,481,013 shares, and shared dispositive power over 1,066,076 shares.
(4)    Based solely on the Schedule 13G/A filed by BlackRock, Inc. on February 3, 2023. BlackRock, Inc. reported sole voting power over 18,977,961 shares, shared voting power over zero shares, sole dispositive power over 21,186,240 shares, and shared dispositive power over zero shares.
(5)    Based solely on the Schedule 13G filed by Massachusetts Financial Services Company (“MFS”) on February 8, 2023. MFS reported sole voting power over 12,812,411 shares, shared voting power over zero shares, sole dispositive power over 14,518,975 shares, and shared dispositive power over zero shares.
(6)    Includes 1,600 shares owned by Mr. Zarcone's wife.
(7)    Includes 113,850 shares owned by a trust of which Mr. Hanley's wife is the grantor and beneficiary and 113,851 shares owned by a trust of which Mr. Hanley is the grantor and beneficiary.

Certain Transactions

Transaction with ValueAct

The Company and ValueAct are parties to a Nomination and Cooperation Agreement (the “NCA”), dated August 11, 2020. The NCA includes various terms, conditions and provisions. Mr. Welch, while serving as a member of the Board of Directors, is required to (i) meet all director independence and other requirements of the Company, of stock exchange listing standards and of the Securities and Exchange Commission and related securities laws and regulations, (ii) be qualified to serve as a director under the Delaware General Corporation Law and (iii) comply with Company policies, guidelines and codes of conduct applicable to directors. Mr. Welch has informed the Company of his decision not to stand for re-election at the Company’s 2023 Annual Meeting and his term as a director will end on the date of the Company’s 2023 Annual Meeting.

Under the NCA, the ValueAct is subject to various restrictions, including, among other things, limitations on proposing or engaging in certain extraordinary transactions and other matters involving the Company, prohibitions on the ValueAct acquiring more than 14.9% of the Company’s outstanding shares without the Company’s consent, engaging in proxy solicitations and other stockholder-related matters and proposals, forming groups with other investors, disposing of their shares to a third party who would own more than 4.9% of the Company’s outstanding shares outside of open market sales or underwritten offerings, engaging in short sales of Company shares, and limitations on public statements regarding the Company and on interactions with third parties and employees. The ValueAct has agreed to vote its shares as set forth in the NCA, including with respect to board elections. Certain non-disparagement provisions also apply to the Company and to ValueAct under the NCA. The provisions of the NCA described above generally apply until the later of (i) two months after Mr. Welch ceases to serve on the Board or be a partner or employee of the ValueAct and (ii) the earlier of January 15, 2022, and 30 days before the stockholder nomination deadline for the Company’s 2023 Annual Meeting.

Related Party Transactions Policy

We have a written Related Party Transactions Policy that provides, and our Audit Committee charter specifies, that the Audit Committee's responsibilities include the review and approval of all transactions between us and any persons affiliated with us that would be required to be disclosed pursuant to the rules and regulations of the SEC. The factors that the Audit Committee would consider as part of its review of related party transactions include whether the terms of the transaction are fair to the Company, the business reasons for the Company to enter into the transaction, the effect of the transaction on the independence of a related party that is an outside director, and whether the transaction would present an improper conflict of interest for the related party.

Solicitation of Proxies

Our Board of Directors is soliciting your proxy by mail. Your proxy may also be solicited by our directors, officers or other employees personally or by mail, telephone, facsimile or otherwise. These persons will not be compensated for their services. Brokerage firms, banks, fiduciaries, voting trustees or other nominees will be requested to forward the proxy soliciting material to the beneficial owners of stock held of record by them. The entire cost of the solicitation by our Board of Directors will be borne by us.

Delivery of Proxy Materials to Households

Rules of the SEC permit us to use a method of delivery that is often referred to as “householding.” For stockholders who request to receive our proxy materials by mail, householding permits us to mail a single set of proxy materials to any household where two or more different stockholders reside and are members of the same household or in which one stockholder has multiple accounts, unless we receive contrary instructions from any such stockholder. In addition, certain intermediaries (i.e., brokers, banks or other nominees) have notified us that they will household proxy materials for our 2023 Annual Meeting. For voting purposes, these materials will include a separate proxy card for each account at the shared address. We will deliver promptly, if you request orally or in writing, a separate copy of our 2023 Proxy Statement and our 2022 Annual Report to any stockholder at the same address. If you wish to receive a separate copy of our 2023 Proxy Statement and our 2022 Annual Report, then you may contact our Investor Relations Department (a) by mail at LKQ Corporation, 500 West Madison Street, Suite 2800, Chicago, Illinois 60661, (b) by telephone at 877-LKQ-CORP (toll free), or (c) by e-mail at irinfo@lkqcorp.com. You can also contact your broker, bank or other nominee to make a similar request. Stockholders sharing an address who now receive multiple copies of our proxy statement and annual report may request delivery of a single copy by contacting us as indicated above, or by contacting their broker, bank or other nominee, so long as the broker, bank or other nominee has elected to household proxy materials.

Submitting Your Proposals for the 2024 Annual Meeting

According to the rules of the SEC, if you want to submit a proposal for inclusion in the proxy materials to be distributed by us in connection with our 2024 annual meeting of stockholders pursuant to Rule 14a-8, you must do so no later than November 21, 2023. Your proposal should be submitted in writing to the Corporate Secretary of the Company at our principal executive offices.

For proposals that are not submitted for inclusion in the proxy materials but instead are sought to be presented directly at our 2024 annual meeting, our Bylaws require that in order for you to properly bring any business before any meeting of stockholders, including nominations for the election of directors, you must provide written notice, delivered to the Corporate Secretary of the Company at our principal executive offices, not less than 90 nor more than 120 days prior to the one year anniversary of the previous year's meeting date. In the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, your notice, in order to be timely, must be received by us not earlier than the 120th day prior to the annual meeting and not later than the later of the 90th day prior to the annual meeting or the 10th day following the day on which we mailed our notice or gave other disclosure of the meeting date. Your notice must include your name and address as it appears on our records and the number of shares of our capital stock you beneficially own as well as information about any derivative transactions by you involving our capital stock. In addition, (1) for proposals other than nominations for the election of directors, your notice must include a description of the business you want brought before the meeting, your reasons for conducting that business at the meeting, and any material interest you have in that business, and (2) for proposals relating to nominations of directors, your notice must also include with respect to each person nominated, among other things, the information required by Regulation 14A under the Exchange Act.

Nominations for Inclusion in our Proxy Materials (Proxy Access)

Under our proxy access bylaw, a stockholder (or group of up to 20 stockholders) owning three percent or more of our common stock continuously for at least three years may nominate and include in our proxy statement the greater of (i) two directors or (ii) 20% of the number of directors on our Board. Nominations must comply with the requirements and conditions of our proxy access bylaw, including delivering proper notice to the Corporate Secretary of the Company no later than 90 and no earlier than 120 days prior to the one-year anniversary of the preceding year’s annual meeting.

In order for a nominee to be considered for inclusion in our proxy statement for the 2024 annual meeting of stockholders, the Corporate Secretary must receive written notice of the nomination at our principal executive offices no earlier than January 11, 2024, and no later than February 10, 2024. The notice must contain the specific information required by our Bylaws.

In addition, in order for stockholders to give timely notice of nominations for directors for inclusion on a universal proxy card in connection with the 2024 annual meeting of stockholders, notice must be submitted by the same deadline as disclosed above under the advance notice provisions of our Bylaws and must include the information in the notice required by our Bylaws and by Rule 14a-19(b)(2) and Rule 14a-19(b)(3) under the Exchange Act. Our Bylaws are included in the Company's filings on the SEC website at www.sec.gov.

Annual Report

A copy of our Annual Report on Form 10-K for the year ended December 31, 2022 will be available to the stockholders of record as of the Record Date together with this Proxy Statement at: https://materials.proxyvote.com/501889.

An additional copy of our 2022 Annual Report may be obtained from our website, www.lkqcorp.com, or can be furnished, without charge, to beneficial stockholders or stockholders of record upon request in writing to Investor Relations Department (a) by mail at LKQ Corporation, 500 West Madison Street, Suite 2800, Chicago, Illinois 60661, (b) by telephone at 877-LKQ-CORP (toll free), or (c) by e-mail at irinfo@lkqcorp.com. Copies of exhibits to our 2022 Annual Report are available for a reasonable fee.

General

It is important that your proxy be returned promptly. Whether or not you are able to attend the meeting, you are urged, regardless of the number of shares owned, to submit your vote.

By Order of the Board of Directors
/s/ MATTHEW MCKAY
Matthew McKay
Senior Vice President - General Counsel and Corporate Secretary

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC. P.O. BOX 1342 BRENTWOOD, NY 11717	During The Meeting - Go to www.virtualshareholdermeeting.com/LKQ2023
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D73799-P67927	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LKQ CORPORATION
The Board of Directors recommends you vote FOR the
following:
1.	Election of Directors
	Nominees:	For	Against	Abstain
	1a. Patrick Berard	☐	☐	☐

	1b. Meg A. Divitto	☐	☐	☐		The Board of Directors recommends you vote FOR proposals 2 and 3 and EVERY YEAR on proposal 4.

	1c. Joseph Holsten	☐	☐	☐				For	Against	Abstain

	1d. Blythe J. McGarvie	☐	☐	☐	2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023.		☐	☐	☐

	1e. John W. Mendel	☐	☐	☐

	1f. Jody G. Miller	☐	☐	☐	3.	Approval, on an advisory basis, of the compensation of our named executive officers.		☐	☐	☐

	1g. Guhan Subramanian	☐	☐	☐			Every Year	Every Two Years	Every Three Years	Abstain

	1h. Xavier Urbain	☐	☐	☐

	1i. Dominick Zarcone	☐	☐	☐	4	Advisory vote on the frequency of holding an advisory vote on named executive officer compensation.
							☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)			Date

1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D41686-P50069
LKQ CORPORATION
Annual Meeting of Stockholders
May 9, 2023 1:30 P.M.
This proxy is solicited by the Board of Directors

The undersigned appoints Patrick D. Ferrell and Matthew McKay (the “Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of LKQ Corporation, a Delaware corporation (the "Company"), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held virtually at www.virtualshareholdermeeting.com/LKQ2023, on Tuesday, May 9, 2023 at 1:30 P.M. Central Time and all adjournments thereof. The Board of Directors of the Company recommends a vote “FOR” all nominees for director, “FOR” proposals 2 and 3, and “EVERY YEAR” on proposal 4.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all nominees for director, and “FOR” proposals 2 and 3, and “EVERY YEAR” on proposal 4. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE), but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations. The Named Proxies cannot vote the shares unless you sign and return this card.

Continued and to be signed on reverse side